   As filed with the Securities and Exchange Commission on September 29, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------


                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------


                             TRANSISTOR DEVICES INC.
             (Exact name of Registrant as specified in its charter)


      NEW JERSEY                     3629                       22-1515239
(State of Incorporation)  (Primary Standard Industrial        (I.R.S. Employer
                           Classification Code Number)       Identification No.)
                           ---------------------------


                                85 HORSEHILL ROAD
                       CEDAR KNOLLS, NEW JERSEY 07927-2097
                                 (973) 267-1900
                   (Address, including zip code, and telephone
                         number, including area code, of
                    Registrant's principal executive offices)
                           ---------------------------


                                RICHARD F. BLAKE
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                             TRANSISTOR DEVICES INC.
                                85 HORSEHILL ROAD
                       CEDAR KNOLLS, NEW JERSEY 07927-2097
                                 (973) 267-1900
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)
                           ---------------------------


                                 With copies to:


    GARY L. SELLERS, ESQ.                        CHRISTOPHER E. MANNO, ESQ.
  SIMPSON THACHER & BARTLETT                      WILLKIE FARR & GALLAGHER
    425 LEXINGTON AVENUE                             787 SEVENTH AVENUE
  NEW YORK, NEW YORK 10017                         NEW YORK, NEW YORK 10019
      (212) 455-2000                                   (212) 728-8000
                           ---------------------------


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           ---------------------------


                         CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                     PROPOSED         PROPOSED
                                    AMOUNT TO         MAXIMUM          MAXIMUM
         TITLE OF EACH CLASS OF         BE        OFFERING PRICE      AGGREGATE        AMOUNT OF
            SECURITIES TO BE        REGISTERED          PER           OFFERING       REGISTRATION
               REGISTERED              (1)           UNIT (2)        PRICE(1)(2)        FEE(2)
--------------------------------------------------------------------------------------------------
Common Stock, $.10 par value.....   4,140,000         $15.00         $62,100,000       $18,320
==================================================================================================

(1) Includes Common Stock that the Underwriters may purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

                           ---------------------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be amended. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission is effective. This prospectus is not an offer to sell and is not seeking an offer to buy these securities in any state where the offer or sale of securities is not permitted.


Prospectus

                 Subject to Completion, dated September 29, 1998

                                3,600,000 Shares

                         [TRANSISTOR DEVICES INC. LOGO]

                                  Common Stock


                           ---------------------------


      Of the 3,600,000 shares of common stock, par value $0.10 per share (the "Common Stock"), offered hereby (the "Offering"), 2,150,000 shares are being sold by Transistor Devices Inc. (the "Company") and 1,450,000 shares are being sold by selling shareholders (the "Selling Shareholders").

      Prior to the Offering, there has not been a public market for the Common Stock. Currently it is estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

      The Company will file an application to list the shares of Common Stock on the New York Stock Exchange under the symbol "TDV."

                           ---------------------------

      PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 7 FOR A DISCUSSION OF FACTORS TO CONSIDER BEFORE PURCHASING THE COMMON STOCK.

                           ---------------------------



      Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

==================================================================================================

                                              UNDERWRITING           PROCEEDS          PROCEEDS TO
                             PRICE            DISCOUNTS AND             TO               SELLING
                           TO PUBLIC         COMMISSIONS (1)         COMPANY (2)       SHAREHOLDERS
---------------------------------------------------------------------------------------------------
Per Share.........         $                   $                      $                  $
---------------------------------------------------------------------------------------------------
Total(3)..........      $                   $                       $                  $
===================================================================================================


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2)   Before deducting expenses payable by the Company, estimated at $700,000.

(3) The Selling Shareholders have granted the Underwriters an over-allotment option exercisable within 30 days of the date of this Prospectus to purchase up to 540,000 additional shares of Common Stock. If the option is exercised in full, the total Price to Public, Underwriting Discounts and
      Commissions and Proceeds to Selling Shareholders will be $     , $     and
      $      , respectively. See "Underwriting."

                           ---------------------------

      The shares of Common Stock are being offered by the Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including the right to reject orders in whole or in part. It is expected that delivery of the certificates representing the shares will be made against payment therefor at the offices of ING Baring Furman Selz LLC in
New York, New York on or about      , 1998.


                           ---------------------------



ING Baring Furman Selz LLC                                     Wheat First Union


              The date of this Prospectus is                , 1998

                              [INSIDE FRONT COVER]


                      [Photographs of Company's facilities]


                           ---------------------------



         IN CONNECTION WITH AN UNDERWRITTEN OFFERING, THE SEC RULES PERMIT THE UNDERWRITERS TO ENGAGE IN TRANSACTIONS THAT STABILIZE THE PRICE OF OUR COMMON STOCK. THESE TRANSACTIONS MAY INCLUDE PURCHASES FOR THE PURPOSES OF FIXING OR MAINTAINING THE PRICE OF THE COMMON STOCK AT A LEVEL THAT IS HIGHER THAN THE MARKET WOULD DICTATE IN THE ABSENCE OF SUCH TRANSACTIONS.

         DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN OUR COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULE 10b-6 AND 10b-7 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Information contained in this Prospectus gives effect to the 100-to-1 stock split to be effected immediately prior to the Offering.

                                   THE COMPANY

         The Company is a leading designer and manufacturer of high-power, fault-tolerant, uninterruptible electronic power supplies and other power systems used in mission critical applications. The Company's electronic power supply systems are used in computer data storage, large computer systems, telecommunications equipment (particularly wireless base stations) and transportation equipment such as aircraft, ships and locomotives.

         The power supply industry covers a wide range of products from low-power commodity products to high-power and custom-designed units produced for demanding specialty applications. The Company develops products for niche markets in the high-end or premium segment of the power supply market where there is an emphasis on providing mission critical or uninterruptible supply of power. For example, in order to eliminate the risk of computer system failure or shutdown at a money center bank, power supplies must be redundant both in terms of (i) external source of power (e.g., battery back up in the event of an electric power failure) and (ii) power supply systems (i.e., back up sub-systems). The transition to the redundant power source or sub-system must be seamless so that no transactions are lost.

         The Company, founded in 1951, was primarily a supplier to the defense industry through the early 1990s. For fiscal 1998, substantially all of the Company's $116 million net sales were to non-defense related, original equipment manufacturers ("OEM"). The Company's OEM customers include EMC Corporation ("EMC"), Tandem Computer Inc. (a subsidiary of Compaq Computer Corporation), Glenayre Technologies Inc., Aspect Telecommunications Corporation, IPC Information Systems Inc., Bell Atlantic Mobile Service, GTE Corporation, Raytheon Company, BE Aerospace, Lockheed Martin Corporation and Schlumberger Ltd.

         The Company's largest customer is EMC. The Company began selling power supplies to EMC in 1991 initially developing one power supply model for use in one of EMC's product lines. Since 1996, the Company has been the primary supplier of power supply systems for EMC. Sales to EMC represented 64% of the Company's consolidated net sales for fiscal 1998. In fiscal 1998, EMC acquired 7.5% of the Company's then-outstanding common stock. See "Principal and Selling Shareholders."

         The Company's customers frequently operate with short lead times for product development and demand innovative products, superior quality, high reliability and meticulous customer service. As it has with EMC, the Company seeks to develop collaborative ("partnering") relationships with its customers to position itself as the primary source for its customers' product development needs and thereby maintain or acquire a large percentage of that customer's power supply business.

         The Company currently manufactures substantially all of its products in the United States which has enabled the Company to operate in close proximity to its customers, allowing it to respond to customer needs more quickly and efficiently. The Company recently expanded its operations internationally with the opening of design, manufacturing and sales facilities in Cork, Ireland that are intended primarily to support EMC's manufacturing operations in Ireland and which the Company expects will provide it with more immediate access to the European markets. The Company recently established limited manufacturing operations in Shenzen Province, China to develop a presence in the Asian telecommunications power supply markets.

         The Company is a New Jersey corporation, its principal executive offices are located at 85 Horsehill Road, Cedar Knolls, New Jersey 07927, and its telephone number is (973) 267-1900.


                                  THE OFFERING

  Common Stock offered:
     By the Company.......................    2,150,000 shares.

     By the Selling Shareholders(1)           1,450,000 shares.

  Common Stock to be outstanding after
     the Offering.........................    11,306,800 shares.

  Use of proceeds.........................    The net proceeds to the Company from the
                                              Offering, estimated to be approximately $27
                                              million, will be used to repay substantially
                                              all of the Company's existing indebtedness
                                              (approximately $8.4 million at September 21,
                                              1998), and for general corporate purposes.  The
                                              Company will not receive any proceeds from the
                                              sale of shares by the Selling Shareholders.
                                              See "Use of Proceeds" and "Principal and
                                              Selling Shareholders."

  Dividend policy.........................    After the Offering, the Company intends to
                                              retain any earnings to finance its operations
                                              and future growth and does not expect to pay
                                              dividends for the foreseeable future.  See
                                              "Dividend Policy."

  Listing.................................    The Company will file an application to list
                                              the shares of Common Stock on the New York
                                              Stock Exchange.

  Proposed New York Stock Exchange
     symbol...............................    "TDV."

------------------


(1) Does not include up to 540,000 shares of Common Stock issuable if the Underwriters exercise in full the over-allotment option to be granted by the Selling Shareholders. See "Underwriting".

                      SUMMARY FINANCIAL AND OPERATING DATA

         The following table summarizes certain summary financial data, which should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data as of and for each of the fiscal years in the four year period ended July 31, 1998 have been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, the Company's independent auditors. The report of Arthur Andersen LLP on such Financial Statements as of July 31, 1998 and for each of the fiscal years in the three year period ended July 31, 1998 appears elsewhere in this Prospectus. The selected financial data as of and for the fiscal year ended July 31, 1994 were not audited by Arthur Andersen LLP but were derived from financial statements audited by the Company's former auditors with certain adjustments made by the Company's management so as to be consistent with the presentation for fiscal 1995 through 1998. In the opinion of management, such financial statements were prepared on the same basis as the financial statements audited by Arthur Andersen LLP and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations of the Company as of and for such fiscal year.


                                                                        AS OF AND FOR THE YEAR ENDED JULY 31,
                                                ----------------------------------------------------------------------------------
                                                                                                                         1998
                                                    1994              1995             1996             1997        (53-WEEK YEAR)
                                                -----------       -----------      -----------      -----------         -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Net sales                                      $    42,317       $    64,763      $    80,277      $   102,711         $   115,653
 Cost of goods sold                                  32,431            47,027           54,265           75,819              78,741
                                                -----------       -----------      -----------      -----------         -----------
 Gross profit on sales                                9,885            17,736           26,012           26,892              36,912
 Selling, general and administrative
   expenses                                           5,528             8,654            9,368           12,906              16,061
 Research and development expenses                    2,227             2,239            3,148            3,113               4,140
                                                -----------       -----------      -----------      -----------         -----------
 Operating income                                     2,130             6,843           13,496           10,873              16,711
 Interest expense                                       561               691              821            1,265               1,412
 Interest income                                        (13)               (6)              (9)             (76)                (54)
 Other expense (income)                                (132)               (9)             124               51                (368)
 Litigation expense                                      --                --               --            2,221(1)               --
                                                -----------       -----------      -----------      -----------         -----------
 Income from continuing operations before
   provision for income taxes and minority
   interest                                           1,714             6,167           12,560            7,412              15,721
 Provision for income taxes                             550             2,478            5,117            3,020               6,511
                                                -----------       -----------      -----------      -----------         -----------
 Income before minority interest                      1,164             3,689            7,443            4,392               9,210
                                                -----------       -----------      -----------      -----------         -----------
 Minority interest in net loss of
   consolidated subsidiary                               --                --               --               --                  15
                                                -----------       -----------      -----------      -----------         -----------
 Income from continuing operations                    1,164             3,689            7,443            4,392               9,225
                                                -----------       -----------      -----------      -----------         -----------

 Loss (gain) from operations of
   discontinued division in Florida                     (88)              (17)             924              207                  --

 Loss (gain) on disposal of Florida
   division including operating losses
   during phase-out period                               --                --               --              325                (119)
                                                -----------       -----------      -----------      -----------         -----------
 Total discontinued operations                          (88)              (17)             924              532                (119)
                                                -----------       -----------      -----------      -----------         -----------
 Net income                                     $     1,252       $     3,706      $     6,519      $     3,860         $     9,344
                                                ===========       ===========      ===========      ===========         ===========

                                                                        AS OF AND FOR THE YEAR ENDED JULY 31,
                                                 ---------------------------------------------------------------------------------
                                                                                                                         1998
                                                     1994             1995             1996             1997        (53-WEEK YEAR)
                                                 -----------      -----------      -----------      -----------         -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
SHARE DATA (2):

Income from continuing operations per share:

 Basic                                           $      0.14      $      0.43      $      0.90      $      0.54         $      1.04
 Diluted                                                0.14             0.43             0.89             0.52                1.02
Net income per share:
 Basic                                                  0.15             0.44             0.79             0.47                1.05
 Diluted                                                0.15             0.44             0.78             0.46                1.03

Cash dividends per share                                0.02             0.02             0.04             0.05                0.05

Weighted average shares outstanding:
 Basic                                             8,488,800        8,511,900        8,304,200        8,185,400           8,893,400
 Diluted                                           8,495,400        8,518,900        8,370,400        8,466,000           9,032,100

SELECTED OPERATING DATA:
Gross profit margin                                     23.4%            27.4%            32.4%            26.2%               31.9%
EBITDA(3)                                        $     3,703      $     8,388      $    15,128      $    13,235         $    19,683
EBITDA margin                                            8.8%            13.0%            18.8%            12.9%               17.0%
Cash flows from:
 Operating activities                            $     2,576      $     2,568      $     4,723      $     6,109         $     8,647
 Investing activities                                 (1,172)          (3,408)          (6,163)         (11,604)               (794)
 Financing activities                                 (1,389)           1,295            1,449            6,372              (3,870)
Capital expenditures                                   1,151            3,421            6,189           12,000               3,689


BALANCE SHEET DATA:
Working capital                                                   $    17,020      $    23,282      $    18,266         $    33,779
Total assets                                                           45,164           52,483           68,314              74,402
Total debt                                                              9,911           11,492           18,790              10,004
Total stockholders' equity                                             22,297           27,788           31,308              45,852

------------------

(1) Litigation expense included $1,292 of legal fees incurred during fiscal 1997 in connection with an indictment brought against the Company that was resolved favorably to the Company and $929 incurred in connection with the settlement of a related civil suit. See "Business--Legal Proceedings" and
      Note 9 of Notes to the Consolidated Financial Statements.

(2) Per share data has been adjusted to reflect a 100-to-1 split of the Common Stock to be effected prior to the Offering.

(3) EBITDA consists of income from continuing operations plus interest expense, income taxes, depreciation and amortization, and less interest income. EBITDA for fiscal 1997 does not include litigation expense of $2,221. EBITDA for fiscal 1998 does not include a gain of $368 on the sale of property and assets. EBITDA is a supplemental financial measurement used by the Company in the evaluation of its business and by many analysts in the Company's industry. However, EBITDA should only be read in conjunction with all of the Company's financial data summarized above and its financial statements prepared in accordance with generally accepted accounting principles appearing elsewhere herein, and should not be construed as an alternative either to operating income as an indicator of the Company's operating performance, or to cash flows from operating activities as a measure of liquidity.

                                  RISK FACTORS

         This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus. Prospective investors should carefully consider the specific factors set forth below as well as the other information included elsewhere in this Prospectus before deciding to purchase the shares of Common Stock offered hereby. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" for a description of other factors generally affecting the Company's business.

RELIANCE ON MAJOR CUSTOMER

         The Company is the primary supplier of power supply equipment to EMC, a manufacturer of a wide range of storage hardware, software and service products used in mainframe computers, open systems and network attached storage systems. For fiscal 1998, EMC accounted for approximately 64% of the Company's net sales compared to 63% during fiscal 1997. The next four largest customers together accounted for approximately 10% of the Company's net sales during fiscal 1998. Most of the Company's customers, including EMC, are not contractually obligated on a long-term basis to utilize the Company's products or services. Consequently there can be no assurance that EMC or any other customer will not transfer, reduce the volume of, or cancel a power supply order, each of which could adversely impact the Company's financial condition. The loss of EMC as a customer, or any other material adverse change in EMC's business or in the Company's relationship with EMC, would have a material adverse effect on the Company's financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Customers."

TECHNOLOGICAL CHANGE

         The Company's markets are subject to technological change resulting in frequent improvements to power supply designs. If the Company does not adequately anticipate technological advances or develop and market product enhancements or new product lines that respond to significant technological change in a timely manner, the Company's financial condition could be materially adversely affected. There can be no assurance that the Company's research and development efforts will result in commercially successful new technology and products in the future. In addition, as the technical complexity of new products increases, it may become more difficult to introduce new products quickly and according to schedule, and there can be no assurance that new products will meet the requirements of the Company's customers. See "Business--Customers."

RELIANCE ON PROPRIETARY INFORMATION

         The Company relies on trade secrets and other unpatented proprietary information, which it generally seeks to protect by confidentiality and non-disclosure agreements with its employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of the Company's confidential information and may not provide it with an adequate remedy in the event of unauthorized disclosure of such information. If the Company's employees, consultants, advisors or collaborators develop inventions or processes independently that may be applicable to its products under development, disputes may arise about the ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on the Company's financial condition and results of operations.

COMPETITION

         The Company faces strong competition in all its product lines from numerous domestic and foreign manufacturers of varying sizes located throughout the world, some of which have advantages in terms of labor and component costs and technology or have substantially greater resources and geographic presence. The degree of competition varies depending on the product line and application involved. The Company's products generally compete on the basis of price, product performance, features and delivery schedule. There can be no assurance that the Company will be able to compete favorably in any of its product lines. The Company may encounter competition from current and prospective customers that may decide to design and manufacture power supplies internally to lower costs or control production. In the event of an economic downturn, or when dealing with high-volume orders, price becomes an increasingly important competitive factor, which could cause the Company to reduce prices on its products and thereby adversely affect the Company's financial condition. See "Business--Competition."

YEAR 2000 COMPLIANCE

         The Year 2000 issue is the result of computer programs being written to use two digits to define year dates. Computer programs running date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in system failures or miscalculations causing disruptions of operations. The Company utilizes information technology to facilitate (i) communications with customers, (ii) financial management and support systems and (iii) the scheduling of production.

         The Company has upgraded its primary computer systems and software programs and currently has certifications from its key software suppliers regarding Year 2000 compliance. The Company's personnel have conducted testing and will continue to monitor and test the systems through the summer of 1999 to ensure Year 2000 compliance. Failure of these third parties to timely convert their systems may have a material adverse impact on the Company's operations. See "Management's Discussion and Analysis of Results of Operations."

         The Company anticipates completing its Year 2000 review no later than the first quarter of 1999. The Company has budgeted $30,000 that it will expense as incurred, to address Year 2000 issues. The Company's total Year 2000 project cost estimates include the impact of third party Year 2000 issues.

         The Company has relied on numerous assumptions about future events, including third party modification plans and other factors, in arriving at cost and timing estimates. However, there can be no assurance that actual results will not differ materially from the Company's estimates. Factors that may cause material differences include the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer source code, and similar uncertainties.

INTERNATIONAL OPERATIONS

         The Company commenced manufacturing operations outside the United States in 1996. The Company's international operations are subject to the risks usually associated with foreign operations including the disruptions of markets, political and economic instability, changes in export and import laws, restrictions on currency exchanges and modification and introduction of other governmental policies with potential adverse effects. In addition, while the Company transacts business predominantly in U.S. dollars and most of its revenues are collected in U.S. dollars, a small portion of the Company's labor costs are denominated in other currencies such as the Irish pound. Fluctuations in the value of the U.S. dollar relative to such foreign currencies will affect the Company's cost of goods sold and operating margins and could result in exchange losses. Historically, the Company has not actively engaged in any material exchange rate hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity."

ABILITY TO RETAIN AND ATTRACT KEY PERSONNEL

         The Company's success depends in part on the efforts of senior management and other executive officers. The Company's operations may be adversely affected if one or more members of senior management ceases to be active in the Company. Furthermore, the Company's ability to maintain its competitive position and enhance product and manufacturing technologies will depend, in part, on how successfully it attracts and retains personnel with technical skills. Competition for such qualified technical personnel is intense due to the relatively limited number of power supply engineers worldwide. There can be no assurance that the Company will be able to attract and retain qualified management or other highly technical personnel. See "Management."

DEPENDENCE ON SUPPLIERS

         The Company is dependent on its suppliers for timely shipments of components and typically uses a primary source of supply for each component used in its products. Establishing alternate sources of supply, if needed, could take a significant period of time which might result in supply shortages. Any shortages of particular components could adversely affect the Company's business by creating product delivery delays, increasing costs associated with manufacturing, and reducing gross margins and may cause a loss of business due to shipment delays. Any significant shortage or price increase of components could have a material adverse effect on the Company's financial condition. The electronic equipment industry currently is, and for the past few years has been, experiencing significant growth. If the industry continues to grow, it is possible that a shortage of components and a resulting increase in the price of the components may occur which could have a material adverse effect on the Company's financial condition. See "Business--Suppliers."

MANAGEMENT OF GROWTH; NEED FOR FUTURE CAPITAL

         The Company has recently expanded and intends to continue to expand the scope of its operations and the products which it offers. Such expansion has resulted and will continue to result in an expansion of the Company's facilities and workforce. This growth can be expected to place strains on the Company's financial, managerial and other resources. There can be no assurance that the Company will be able to continue to improve and upgrade its operations, financial and management information systems, and to attract, train, motivate, manage and retain key executives and employees in order to manage its growth effectively.

EXPANSION THROUGH ACQUISITION

         Historically, the Company has grown internally rather than by acquisition. However, an element of the Company's strategy for growth in the future is expansion through the acquisition of businesses, products and technologies that could complement or expand the Company's existing businesses and operations. There can be no assurance that the Company can appropriately identify future suitable acquisition candidates, that acquisitions can be consummated, that the Company will be able to integrate any acquired business, products or technologies into its existing businesses and operations, or that such integration would not cause an excessive diversion of management time and resources. In addition, it is possible that the Company would incur additional indebtedness in connection with any potential acquisition. See "Business--Strategy."

FLUCTUATIONS IN QUARTERLY RESULTS

         The Company's quarterly results of operations have fluctuated in the past and may continue to fluctuate in the future. Variations in volume production orders and in the mix of products sold by the Company have significantly affected net sales and gross profit. Operating results generally may also be affected by other factors, including the receipt and shipment of large orders, plant utilization, product mix, manufacturing process yields, the timing of expenditures in anticipation of future sales, raw material availability and pricing, product and price competition, the length of sales cycles and economic conditions in the electronics industry. Many of these factors are outside the control of the Company. As a result, in some future quarter or quarters the Company's operating results may be below the expectations of securities analysts and investors. In such event, the price of the Company's Common Stock may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS INHERENT IN GOVERNMENT CONTRACTS

         Approximately 9% of the Company's sales are to agencies of the U.S. government, either on a direct contract basis or through sales made to primary government contractors. Companies engaged in supplying equipment and services to government agencies are subject to certain business risks including, among other things, the ability of the Government to: (i) suspend unilaterally the Company from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, (ii) terminate existing contracts, (iii) audit the Company's contract-related costs and fees, including allocated indirect costs, and (iv) control and potentially prohibit the export of the Company's products. In addition, Government contracts are conditioned upon the continuing availability of Congressional appropriations. Furthermore, as a government contractor, the Company is subject to investigation, legal action and/or liability that would not apply in a commercial context. See "Business--Legal Proceedings" and "Business--Products and Services."

         The Company is also subject to risks associated with the frequent need to bid on programs in advance of design completion (which may result in unforeseen technological difficulties and/or cost overruns), the substantial time and effort required for relatively unproductive design and development, design complexity and rapid obsolescence and the constant necessity for design improvement. The Company obtains many of its government contracts through a process of competitive bidding. There can be no assurance that the Company will continue to be successful in winning competitively awarded contracts or that awarded contracts will generate sufficient sales to result in profitability to the Company.

PRODUCT AND WARRANTY LIABILITY

         The Company's sales to certain customers entail the risk of involvement in product liability actions. Although the Company has product liability insurance coverage, there can be no assurance that current or future policy limits will be sufficient to cover all possible liabilities. Although historically product warranty claims have been immaterial, future product warranty claims and costs associated with related recalls, if substantial, could have a material adverse effect on the Company's financial condition.

ENVIRONMENTAL RISKS AND POTENTIAL LIABILITIES

         The Company is subject to federal, state and local environmental laws and regulations that govern the handling, transportation and discharge of materials into the environment, including into the air, water and soil. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. Should there be an environmental occurrence, incident or violation, the Company's financial results may be adversely affected. The Company could be held liable for significant damages for violation of environmental laws and could also be subject to a revocation of certain licenses or permits, thereby materially adversely affecting the Company's financial condition.

ABSENCE OF PRIOR PUBLIC MARKET FOR THE COMMON STOCK

         There has not been a public market for the Common Stock prior to the Offering, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The negotiated public offering price may not be indicative of the market price for the Common Stock following the Offering. In recent years, the stock market in general and the stock prices of new public companies, and many high technology companies in particular, have experienced extreme price fluctuations, sometimes without regard to the operating performance of particular companies. Factors such as variations in actual or anticipated quarterly operating results (which the Company has experienced in past years and recent quarters), changes in or failure to meet earnings estimates of securities analysts, market conditions in the industry, regulatory actions and general economic conditions, may have a significant effect on the market price of the Common Stock. Following periods of volatility in the market price of a corporation's securities, securities class action litigation often has resulted. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse impact on the Company's financial condition.

SUBSTANTIAL AND IMMEDIATE DILUTION

         The initial public offering price is substantially higher than the tangible book value per share of the Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore incur immediate and substantial dilution. See "Dilution."

CONTROL BY PRINCIPAL SHAREHOLDERS

         Upon completion of the Offering, the Company's ten largest shareholders will own or control approximately 51% of the Common Stock (approximately 48% if the Underwriters' over-allotment option is exercised in full). Although there is no agreement to do so, such shareholders acting in concert, will be able to elect the Company's Board of Directors (the "Board") and take other corporate action requiring shareholder approval. Such concentration of ownership also could have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to shareholders. See "Principal and Selling Shareholders" and "Underwriting."

EFFECT ON MARKET PRICE OF COMMON STOCK OF SHARES ELIGIBLE FOR FUTURE SALE

         Upon consummation of the Offering, the Company will have outstanding 11,306,800 shares of Common Stock. On the date of this Prospectus, only shares offered hereby will be immediately eligible for resale in the public market. Taking into account the effect of lock-up agreements binding on substantially all the Company's shareholders, 7,706,700 additional shares of Common Stock will be eligible for sale beginning 180 days after the date of this Prospectus, unless earlier agreed by ING Baring Furman Selz LLC. Therefore, sales of a substantial number of shares in the public market or the prospect of such sales could adversely affect the market price of the Common Stock. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

         Effective upon the closing of the Offering, the Board will be divided into three groups. Generally, each director (other than those directors elected to fill vacancies on the Board) will serve until the date of the third annual meeting following the annual meeting at which the director is elected and until his or her successor is elected and qualified. The Company's Certificate of Incorporation and By-Laws require that shareholders give advance notice to the Company's Secretary of any nominations of directors made or other business to be brought by shareholders at any shareholders' meeting. The Certificate of Incorporation also requires the approval of two-thirds of the Company's voting stock to amend certain of its provisions. The Board has the authority to issue up to five million shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock that may be issued in the future. The staggered Board provision, the issuance of Preferred Stock and other charter provisions may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of the shareholders to approve transactions that they may deem to be in their best interests. See "Management--Directors and Executive Officers" and "Description of Capital Stock--Possible Anti-Takeover Effect of Certain Charter Provisions."

                                 USE OF PROCEEDS

         The net proceeds to the Company from the Offering, assuming an initial public offering price of $14 per share, are estimated to be approximately $27 million (after deducting underwriting discounts and commissions and offering expenses), will be used principally to retire approximately $8.4 million in indebtedness with maturities ranging from April 1999 to April 2004, and with interest rates as of September 21, 1998, ranging from 6.35% to 8.80%. As of August 1, 1998 approximately $290,000 would be required to pay prepayment penalties associated with repayment of such indebtedness. The remaining net proceeds will be used for general corporate purposes, including capital expenditures and working capital. Pending use of the net proceeds, the Company intends to invest such funds in short-term and medium-term, interest bearing, investment-grade obligations. The Company will not receive any proceeds from the sale of shares to the Selling Shareholders. See "Principal and Selling Shareholders."

                                 DIVIDEND POLICY

         The Company currently intends to retain all its earnings from periods commencing in fiscal 1999 to finance current operations and future growth and does not expect to pay dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the Board and will depend upon the Company's results of operations, financial condition, capital expenditures, working capital requirements, any contractual restrictions and other relevant factors considered by the Board. The Company paid dividends on its Common Stock in each of the past five years. The Company paid per share dividends of $0.04 in fiscal 1996, $0.05 in fiscal 1997 and $0.05 in fiscal 1998.

                                 CAPITALIZATION

         Set forth below is the total capitalization of the Company at July 31, 1998, and as adjusted to give effect to the Offering and the sale by the Company of 2,150,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share and the application of the estimated proceeds therefrom, net of underwriting discounts and expenses of the Offering. This table should be read in conjunction with the Financial Statements and related notes appearing elsewhere in this Prospectus. See also "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                             AT JULY 31, 1998
                                                                             ----------------
                                                                                          PRO FORMA
                                                                          ACTUAL         ADJUSTED(1)
                                                                          ------         -----------
                                                                       (dollar amounts in thousands)
Cash and cash equivalents ........................................       $ 5,375          $23,685
                                                                         =======          =======

Current portion of long-term debt ................................       $ 1,648          $    --
Long-term debt, less current maturities ..........................         8,356               --
                                                                         -------          -------
   Total debt ....................................................       $10,004(2)       $    --
                                                                         =======          =======

Stockholders' equity:
   Common stock, $0.10 par value, 50,000,000 shares authorized and
     9,156,800 shares outstanding ................................       $   916          $ 1,131
   Additional paid-in capital ....................................         3,083           29,868

   Retained earnings .............................................        41,853           41,563
                                                                         -------          -------

     Total stockholders' equity ..................................       $45,852          $72,562
                                                                         =======          =======

Total capitalization .............................................       $55,856          $72,562
                                                                         =======          =======

------------------


(1) Adjusted to reflect a 100-to-1 stock split to be effected prior to the Offering and application of the net proceeds from the Offering as described under "Use of Proceeds."

(2)      At September 21, 1998, long-term debt was $8.4 million.

                                    DILUTION

         At July 31, 1998 the Company had a net tangible book value of $5.01 per share of Common Stock. Assuming an initial public offering price of $14.00 per share of Common Stock, the net tangible book value after giving effect to the Offering would be $6.42 per share. Dilution, for this purpose, represents the difference between the price per share paid by purchasers in the Offering and the pro forma net tangible book value per share at July 31, 1998. The following table illustrates this per share dilution:

    Assumed initial offering price per
    share ......................................................                            $14.00
      Net tangible book value per share
      before the Offering at July 31, 1998......................    $5.01
      Increase in net tangible book value per
      share attributable to the Offering........................     1.41
                                                                    -----

    Pro forma net tangible book value per
    share after giving effect to the
    Offering....................................................                              6.42
                                                                                            ------

    Dilution per share to purchasers of
    Common Stock................................................                             $7.58
                                                                                            ======


         The following table summarizes, as of            , 1998, after giving
effect to the Offering, the number of shares of Common Stock to be purchased from the Company, the total consideration to be paid to the Company and the average price paid per share by (i) existing shareholders and (ii) new investors, at an assumed initial public offering price of $14.00 (before deducting underwriting discounts and commissions and estimated expenses payable by the Company):

                                                 SHARES PURCHASED               TOTAL CONSIDERATION             AVERAGE
                                              --------------------            ---------------------            PRICE PER
                                              NUMBER             %            AMOUNT              %              SHARE
                                              ------             -            ------              -              -----
Existing shareholders...................                                      $                                 $
New investors...........................
                                              ----             -----          -------            -----
 Total..................................                       100.0%         $                  100.0%
                                              =====            =====          =======            =====


         Currently there are no options outstanding to purchase any shares of Common Stock.

                      SELECTED FINANCIAL AND OPERATING DATA

         The following table summarizes certain selected financial data, which should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data as of and for each of the fiscal years in the four year period ended July 31, 1998 have been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, the Company's independent auditors. The report of Arthur Andersen LLP on such Financial Statements as of July 31, 1998 and for each of the fiscal years in the three year period ended July 31, 1998 appears elsewhere in this Prospectus. The selected financial data as of and for the fiscal year ended July 31, 1994 were not audited by Arthur Andersen LLP but were derived from financial statements audited by the Company's former auditors with certain adjustments made by the Company's management so as to be consistent with the presentation for fiscal 1995 through 1998. In the opinion of management, such financial statements were prepared on the same basis as the financial statements audited by Arthur Andersen LLP and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations of the Company as of and for such fiscal year.

                                                                        AS OF AND FOR THE YEAR ENDED JULY 31,
                                                 ---------------------------------------------------------------------------------
                                                                                                                          1998
                                                     1994             1995            1996             1997          (53-WEEK YEAR)
                                                     ----             ----            ----             ----          --------------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Net sales .................................     $    42,317      $    64,763      $    80,277      $   102,711         $   115,653
 Cost of goods sold ........................          32,431           47,027           54,265           75,819              78,741
                                                 -----------      -----------      -----------      -----------         -----------
 Gross profit on sales .....................           9,885           17,736           26,012           26,892              36,912
 Selling, general and administrative
   expenses ................................           5,528            8,654            9,368           12,906              16,061
 Research and development expenses .........           2,227            2,239            3,148            3,113               4,140
                                                 -----------      -----------      -----------      -----------         -----------
 Operating income ..........................           2,130            6,843           13,496           10,873              16,711
 Interest expense ..........................             561              691              821            1,265               1,412
 Interest income ...........................             (13)              (6)              (9)             (76)                (54)
 Other expense (income) ....................            (132)              (9)             124               51                (368)
 Litigation expense ........................              --               --               --            2,221(1)               --
                                                 -----------      -----------      -----------      -----------         -----------
 Income from continuing operations before
   provision for income taxes and minority
   interest ................................           1,714            6,167           12,560            7,412              15,721
 Provision for income taxes ................             550            2,478            5,117            3,020               6,511
                                                 -----------      -----------      -----------      -----------         -----------
 Income before minority interest ...........           1,164            3,689            7,443            4,392               9,210
                                                 -----------      -----------      -----------      -----------         -----------
 Minority interest in net loss of
   consolidated subsidiary .................              --               --               --               --                  15
                                                 -----------      -----------      -----------      -----------         -----------
 Income from continuing operations .........           1,164            3,689            7,443            4,392               9,225
                                                 -----------      -----------      -----------      -----------         -----------

 Loss (gain) from operations of
   discontinued division in Florida ........             (88)             (17)             924              207                  --
 Loss (gain) on disposal of Florida
   division including operating losses
   during phase-out period .................              --               --               --              325                (119)
                                                 -----------      -----------      -----------      -----------         -----------
 Total discontinued operations .............             (88)             (17)             924              532                (119)
                                                 -----------      -----------      -----------      -----------         -----------
 Net income ................................     $     1,252      $     3,706      $     6,519      $     3,860         $     9,344
                                                 ===========      ===========      ===========      ===========         ===========

SHARE DATA (2):
Income from continuing operations per share:
 Basic .....................................     $      0.14      $      0.43      $      0.90      $      0.54         $      1.04
 Diluted ...................................            0.14             0.43             0.89             0.52                1.02
Net income per share:
 Basic .....................................            0.15             0.44             0.79             0.47                1.05
 Diluted ...................................            0.15             0.44             0.78             0.46                1.03

Cash dividends per share ...................            0.02             0.02             0.04             0.05                0.05

Weighted average shares outstanding:
 Basic .....................................       8,488,800        8,511,900        8,304,200        8,185,400           8,893,400
 Diluted ...................................       8,495,400        8,518,900        8,370,400        8,466,000           9,032,100

SELECTED OPERATING DATA:
Gross profit margin ........................            23.4%            27.4%            32.4%            26.2%               31.9%
EBITDA(3) ..................................     $     3,703      $     8,388      $    15,128      $    13,235         $    19,683
EBITDA margin ..............................             8.8%            13.0%            18.8%            12.9%               17.0%
Cash flows from:
 Operating activities ......................     $     2,576      $     2,568      $     4,723      $     6,109         $     8,647
 Investing activities ......................          (1,172)          (3,408)          (6,163)         (11,604)               (794)
 Financing activities ......................          (1,389)           1,295            1,449            6,372              (3,870)
Capital expenditures .......................           1,151            3,421            6,189           12,000               3,689

BALANCE SHEET DATA:
Working capital ............................                      $    17,020      $    23,282      $    18,266         $    33,779
Total assets ...............................                           45,164           52,483           68,314              74,402
Total debt .................................                            9,911           11,492           18,790              10,004
Total stockholders' equity .................                           22,297           27,788           31,308              45,852

------------------

(1) Litigation expense included $1,292 of legal fees incurred during fiscal 1997 in connection with an indictment brought against the Company that was resolved favorably to the Company and $929 incurred in connection with the settlement of a civil suit. See "Business--Legal Proceedings" and Note 9 of Notes to the Consolidated Financial Statements.

(2) Per share data has been adjusted to reflect a 100-to-1 split of the Common Stock to be effected prior to the Offering.

(3) EBITDA consists of income from continuing operations plus interest expense, income taxes, depreciation and amortization, and less interest income. EBITDA for fiscal 1997 does not include litigation expense of $2,221. EBITDA for fiscal 1998 does not include a gain of $368 on the sale of property. EBITDA is a supplemental financial measurement used by the Company in the evaluation of its business and by many analysts in the Company's industry. However, EBITDA should only be read in conjunction with all of the Company's financial data summarized above and its financial statements prepared in accordance with generally accepted accounting principles appearing elsewhere herein, and should not be construed as an alternative either to operating income as an indicator of the Company's operating performance, or to cash flows from operating activities as a measure of liquidity.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The matters discussed herein may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which could result in operating performance that is materially different from management's projections. This section should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto and with "Risk Factors."

OVERVIEW

         The Company is a leading designer and manufacturer of a broad range of power supplies and power systems for the premium and niche markets of the broadly based power industry. The Company manufactures over 500 products that it sells primarily to commercial OEMs, to governmental agencies that include the U.S. Department of Defense and to manufacturers in the aerospace industry. The Company is organized into product and market-focused divisions and also has regional facilities in New England, the West Coast, Europe and China which concentrate on local customer needs. The Company is relatively vertically integrated with three support divisions that provide magnetics, circuit boards and metal work.

         The Company sells its products primarily in the United States. The Company opened manufacturing and distribution facilities in Cork, Ireland in 1996 to support the European operation of EMC and in Shenzhen, China in May 1998 to enter the Asian telecommunications power markets. For fiscal 1998, foreign sales represented approximately 2.9% of total sales. The majority of the Company's international sales are denominated in U.S. dollars. Historically, currency exchange movements have not had a material effect on the Company's results of operations. As the Company's international operations expand, the effect of currency fluctuations may have a material impact on the Company's revenues and expenses.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, selected financial data expressed as a percentage of net sales:

                                                               YEAR ENDED JULY 31,
                                                    ----------------------------------------------
                                                                                        1998
                                                     1996             1997          (53-WEEK YEAR)
                                                     ----             ----          --------------
Net sales ..............................            100.0%            100.0%            100.0%
Cost of goods sold .....................             67.6              73.8              68.1
                                                    -----             -----             -----
Gross profit on sales ..................             32.4              26.2              31.9
Selling, general and administrative
  expenses .............................             11.7              12.6              13.9
Research and development expenses ......              3.9               3.0               3.5
                                                    -----             -----             -----
Operating income .......................             16.8              10.6              14.5
Net interest expense ...................              1.0               1.2               1.2
Other expense (income) .................              0.1               2.2              (0.3)
                                                    -----             -----             -----
Income from continuing operations before
  provision for income taxes ...........             15.7               7.2              13.6
Provision for income taxes .............              6.4               2.9               5.6
                                                    -----             -----             -----
Income from continuing operations ......              9.3%              4.3%              8.0%
                                                    =====             =====             =====

FISCAL YEAR ENDED JULY 31, 1998 COMPARED TO FISCAL YEAR ENDED JULY 31, 1997

         Net Sales. Net sales for fiscal 1998 increased by 12.6% to $115.7 million compared to $102.7 million for fiscal 1997. Net sales to EMC increased 13.8% to $74.2 million for 1998 from $65.2 million for 1997. The percentage of sales to EMC as a percent of total sales increased to 64.2% for fiscal 1998 from 63.4% for fiscal 1997, primarily as a result of an increase in the number of units sold to EMC.

         Gross Profit on Sales. Gross profit on sales for fiscal 1998 increased 37.3% to $36.9 million compared to $26.9 million for fiscal 1997. Gross profit margin on sales realized for 1998 was 31.9% compared to 26.2% for fiscal 1997. The improvement in gross profit on sales during fiscal 1998 was due primarily to a shift in product mix to higher margin products and, to a lesser extent, to improved absorption of manufacturing overhead that resulted from higher production volume at the new production facilities brought on line during the previous fiscal year.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 1998 increased 24.4% to $16.1 million compared to $12.9 million for fiscal 1997. Selling, general and administrative expenses for fiscal 1998 was 13.9% of sales, compared to 12.6% for fiscal 1997. The increase in selling, general and administrative expenses was due primarily to (i) the expansion of administrative support staff, (ii) increased selling expenses, and (iii) expenditures incurred in connection with the implementation of new management information systems.

         Research and Development Expenses. Research and development expenses for fiscal 1998 increased 33.0% to $4.1 million compared to $3.1 million for fiscal 1997. Research and development expenses for fiscal 1998 were 3.5% of sales compared to 3.0% for fiscal 1997. The increase was due primarily to an increase in engineering expenses related to the introduction of engineering designs for new product concepts targeted primarily at commercial OEMs.

         Net Interest Expense. Net interest expense for fiscal 1998 increased 14.2% to $1.4 million compared to $1.2 million for fiscal 1997. The increase was due primarily to increased borrowings to support the modernization of production facilities and to fund increased working capital requirements for higher sales volume.

         Other Expense (Income). The Company realized other income of $368,000 for fiscal 1998, representing primarily capital gains on the sale of a manufacturing facility in Randolph, New Jersey. For fiscal 1997, other expense included $2.2 million in legal fees and settlement expenses relating to an indictment that was resolved favorably to the Company and the subsequent civil settlement of a suit brought against the Company by the U.S. Attorney for the Northern District of Florida in connection with the Company's operations at the Military Power Systems division in Fort Walton Beach, Florida. See "Business--Legal Proceedings" and Note 9 to the Notes to the Consolidated Financial Statements.

         Income Taxes. Income taxes for fiscal 1998 increased $3.5 million to $6.5 million compared to $3.0 million for fiscal 1997. The increase in income taxes resulted primarily from increased pre-tax income. The total effective tax rate for the Company increased slightly from 40.7% for fiscal 1997 to 41.4% for fiscal 1998.

         Discontinued Operations. During fiscal 1997, the Company discontinued operations at the Military Power System Division in Fort Walton Beach, Florida, primarily as a result of the decline in the market for military power suppliers. The results from discontinued operations for fiscal 1998 were a gain of $119,000, resulting primarily from the sale of the Fort Walton Beach, Florida facility. This compares to a loss of $532,000 from discontinued operations for fiscal 1997 which represented losses from the sale of discontinued inventory and expenses incurred in maintaining the unoccupied facility at Fort Walton Beach, Florida, until the building was sold during fiscal 1998. See Note 10 to the Notes to the Consolidated Financial Statements.

FISCAL YEAR ENDED JULY 31, 1997 COMPARED TO FISCAL YEAR ENDED JULY 31, 1996

         Net Sales. Net sales for fiscal 1997 increased by 27.9% to $102.7 million compared to $80.3 million for fiscal 1996. Net sales to EMC increased $16.2 million to $65.2 million for fiscal 1997 from $49.0 million for fiscal 1996. During this period, the percentage of sales to EMC as a percentage of total sales increased from 61.0% for fiscal 1996 to 63.4% for fiscal 1997. The remaining $6.2 million increase in total sales was attributable primarily to growth in sales of new uninterruptible, fault tolerant product lines to new OEM customers.

         Gross Profit on Sales. Gross profit on sales for fiscal 1997 increased 3.4% to $26.9 million compared to $26.0 million for fiscal 1996. The gross margin realized on sales for fiscal 1997 was 26.2%, compared to 32.4% for fiscal 1996. The decline in gross margin during fiscal 1997 was due primarily to a temporary shift in product mix to lower margin products. During fiscal 1997, four of the Company's seven divisions, representing approximately 85% of sales, moved to new facilities and one division discontinued operations.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 1997 increased 37.8% to $12.9 million, compared to $9.4 million for fiscal 1996. Selling, general and administrative expenses increased to 12.6% from 11.7%, as a percentage of sales. This increase was due primarily to increased consulting fees and, to a lesser extent, increased selling expenses.

         Research and Development Expenses. Research and development expenses for fiscal 1997 remained constant at $3.1 million compared to fiscal 1996. Research and development expense as a percentage of sales decreased to 3.0% during fiscal 1997 from 3.9% during fiscal 1996.

         Net Interest Expense. Net interest expense for fiscal 1997 increased 46.4% to $1.2 million compared to $812,000 for fiscal 1996. The increase was due primarily to an increase in bank borrowings to fund expansion of facilities and increased working capital requirements necessary to support higher sales volume.

         Other Expense (Income). Other expense for fiscal 1997 increased to $2.3 million compared to $124,000 for fiscal 1996. This increase resulted entirely from litigation expenses and settlement costs related to the Company's Military Power Systems division, whose operations were discontinued in fiscal 1997. See "Business--Legal Proceedings" and Note 9 to the Notes to the Consolidated Financial Statements.

         Income Taxes. Income taxes for fiscal 1997 decreased 41.0% to $3.0 million, compared to $5.1 million for fiscal 1996. The decrease resulted primarily from decreased pre-tax income. The total effective tax rate for the Company remained constant at 40.7% for both fiscal years.

         Discontinued Operations. Losses from discontinued operations for fiscal 1997 decreased 42.4% to a loss of $532,000, compared to a loss of $924,000 for fiscal 1996. The decreased loss resulted primarily from the closure of the Military Power System division during fiscal 1997. See Note 10 to the Notes to the Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

         The following table sets forth certain unaudited quarterly financial information of the Company. The Company has experienced varying demand for certain of its products at certain times during the year, primarily as a result of customer new product introduction cycles and the overall level of capital expenditures by certain OEM customers. These factors may be offset in part by the growth in product lines or fluctuations in customer order volumes. This information has been derived from the unaudited quarterly financial statements of the Company which, in the opinion of management, were prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial results for such periods. This information should be read in conjunction with the Consolidated Financial Statements and the notes thereto and the other financial information appearing elsewhere in this Prospectus. The operating results for any previous quarter are not necessarily indicative of results for any future period.

                                                                    QUARTER ENDED
                           -----------------------------------------------------------------------------------------------------
                           OCTOBER      JANUARY                                OCTOBER      JANUARY
                              31,          31,       APRIL 30,    JULY 31,        31,          31,       APRIL 30,     JULY 31,
                             1996          1997        1997         1997         1997         1998         1998          1998
                          (13 WEEKS)   (14 WEEKS)   (13 WEEKS)   (12 WEEKS)   (13 WEEKS)   (14 WEEKS)   (13 WEEKS)   (13 WEEKS)
                            -------      -------      -------      -------      -------      -------      -------      -------
                                                                    (IN THOUSANDS)
Net sales ............      $23,517      $25,165      $28,326      $25,703      $22,967      $29,789      $29,322      $33,575

Gross profit on sales         6,912        6,367        6,840        6,773        7,666        9,373        9,430       10,443

Operating income .....        3,658        2,499        2,266        2,450        3,241        4,119        4,488        4,863

Income from continuing
operations ...........        1,800        1,115        1,005          472        1,679        2,121        2,783        2,642


LIQUIDITY AND CAPITAL RESOURCES

         During fiscal 1998, the Company generated cash flow from operations of $8.6 million compared to $6.1 million for fiscal 1997. Cash flow from operations increased primarily due to a $5.4 million increase in net income over the prior year and a $2.8 million increase in accrued income taxes. These increases were partially offset by a $3.1 million decrease in accounts payable and a $2.0 million increase in accounts receivable.

         Net sales increased 24.0% in fiscal 1996 and 27.9% in fiscal 1997, which required the addition and upgrading of manufacturing facilities. The Company embarked on a major plant expansion and improvement program starting in fiscal 1996. The new investments in property, plant and equipment rose from $6.2 million during fiscal 1996 to $12.0 million during fiscal 1997, and then declined to $3.7 million during fiscal 1998. Although new investment in property, plant and equipment declined in fiscal 1998, there were significant additions in leased plant and office space in Cork, Ireland; Shenzhen, China; Hopkinton, Massachusetts; and San Clemente, California during fiscal 1998.

         The Company has historically funded its operations primarily from cash flow generated by its operating activities supplemented in part by long- and short-term bank borrowings. The high level of investment in property, plant and equipment during fiscal 1997, however, required a significant increase in bank debt. Total bank borrowings increased $6.7 million, from $11.5 million on July 31, 1996 to $18.2 million on July 31, 1997. During fiscal 1998, the Company reduced its total outstanding indebtedness to $10.0 million at July 31, 1998, through the sale to EMC for $5.0 million of 7.5% of the Company's then-outstanding shares of Common Stock, the sale of two buildings for $2.9 million, and cash flow from operations.

         As described above, during fiscal 1997, the Company experienced temporary cash shortages primarily due to the rapid expansion and modernization of its production facilities. During this period, Richard Blake, the Company's Chairman and Chief Executive Officer, twice lent the Company up to $250,000 which was repaid shortly thereafter. See "Certain Relationships and Related Transactions." Subsequently, the Company increased its existing revolving line of credit by $5.0 million.

         As of July 31, 1998, all the Company's loans and mortgages were with First Union National Bank ("First Union"). All term loans and mortgages are at fixed interest rates or floating rates which have been swapped to a fixed rate for the term of the loan. These fixed rates range from 6.35% to 8.80%. In addition, the Company has a $10.5 million revolving loan agreement with First Union with a floating interest rate of LIBOR plus 1.05%. As of July 31, 1998 the interest rate was 7.41% and the outstanding balance was $2.0 million. The loan matures in October 1999. The Company uses interest rate swap arrangements to manage risks from fluctuations in interest rates. Derivative financial instruments are not used for trading or speculative purposes.

         The Company believes its existing working capital and borrowing capacity, together with the funds generated from the Company's operations and the net proceeds from the Offering, will be sufficient to fund its anticipated working capital, capital expenditure and debt payment requirements for the foreseeable future.

         Inflation. Inflation generally affects the Company by increasing the cost of labor, equipment and raw materials. The Company does not believe that inflation has had any material effect on its business during the periods discussed herein.

         Year 2000 Compliance. The Year 2000 issue is the result of computer programs being written to use two digits to define year dates. Computer programs running date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in system failures or miscalculations causing disruptions of operations. The Company utilizes information technology to facilitate (i) communications with customers, (ii) financial management and support systems and (iii) the scheduling of material and manufacturing resources.

         The Company has upgraded its primary computer systems and software programs and currently has certifications from its key software suppliers regarding Year 2000 compliance. The Company's personnel have conducted testing and will continue to monitor and test the systems through the summer of 1999 to ensure Year 2000 compliance.

         The Company's primary business does not rely on material relationships with third party vendors but utilizes third party vendors for a number of functions including its payroll functions, insurance and investment of retirement funds. The Company is initiating formal communications with third party providers to determine the extent to which these third parties are moving toward Year 2000 compliance. The Company utilizes third party on-line information services and the Internet to retrieve information about current and potential customers and to make information available regarding its own products. Failure of these third parties to timely convert their systems may have a material adverse impact on the Company's operations.

         The Company anticipates completing its Year 2000 review no later than the first quarter of 1999. The Company has budgeted $30,000 that it will expense as incurred, to address Year 2000 issues. The Company's total Year 2000 project cost estimates include the impact of third party Year 2000 issues.

         The Company believes that failure to be Year 2000 compliant will not have a significant impact on its human resource functions. The Company has received certification that its financial systems are Year 2000 compliant. However, any failure of such systems could impact timely reporting of financial data since the Company would have to perform financial functions utilizing slower systems or resort to performing such reporting manually. In addition, if any non-information technology is not compliant, the Company will have to replace such systems.

         The Company relied on numerous assumptions about future events, including third party modification plans and other factors, in arriving at cost and timing estimates. However, there can be no assurance that actual results will not differ materially from the Company's estimates. Factors that may cause material differences include the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer source code, and similar uncertainties.

                                    BUSINESS

GENERAL

         The Company is a leading designer and manufacturer of high-power, fault-tolerant, uninterruptible electronic power supplies and other power systems used in mission critical applications. The Company's electronic power supply systems are used in computer data storage, large computer systems, telecommunications equipment (particularly wireless base stations) and transportation equipment such as aircraft, ships and locomotives.

         Power supplies are an essential component in the supply, regulation and distribution of electrical power in electronic equipment which requires a steady supply of electrical power at varying voltage levels. AC-to-DC converters are used to convert alternating current (AC) (the form in which virtually all utilities deliver electric current) to a precisely controlled direct current required to operate virtually all solid state electronic equipment. DC-to-DC converters are used to convert a particular direct current voltage into another (higher or lower) direct current voltage required by the electronic device to which it is connected.

         The power supply industry covers a wide range of products from low-power commodity products to high-power and custom-designed units produced for demanding specialty applications. The Company develops products for niche markets in the high-end or premium segment of the power supply market where there is an emphasis on providing mission critical or uninterruptible supply of power. For example, in order to eliminate the risk of computer system failure or shutdown, at a money center bank, power supplies must be redundant both in terms of (i) external source of power (e.g., battery back up in the event of an electric power failure) and (ii) power supply systems (i.e., back up sub-systems). The transition to the redundant power source or sub system must be seamless so that no transactions are lost.

         The Company, founded in 1951, was primarily a supplier to the defense industry through the early 1990s. For fiscal 1998, substantially all of the Company's $116 million net sales were to non-defense related, OEM customers. The Company's OEM customers include EMC Corporation ("EMC"), Tandem Computer Inc. (a subsidiary of Compaq Computer Corporation), Glenayre Technologies Inc., Aspect Telecommunications Corporation, IPC Information Systems Inc., Bell Atlantic Mobile Service, GTE Corporation, Raytheon Company, BE Aerospace, Lockheed Martin Corporation and Schlumberger Ltd.

         The Company's largest customer is EMC. The Company began selling power supplies to EMC in 1991 initially developing one power supply model for use in one of EMC's product lines. Since 1996, the Company has been the primary supplier of power supply systems for EMC. Sales to EMC represented 64% of the Company's consolidated net sales for fiscal 1998. In fiscal 1998, EMC acquired 7.5% of the Company's then-outstanding common stock. See "Principal and Selling Shareholders."

         The Company currently manufactures substantially all of its products in the United States which has enabled the Company to operate in close proximity to its customers, allowing it to respond to customer needs more quickly and efficiently. The Company recently expanded its operations internationally with the opening of design, manufacturing and sales facilities in Cork, Ireland that are intended primarily to support EMC's manufacturing operations in Ireland and which the Company expects will provide it more immediate access to the European markets. The Company recently established limited manufacturing operations in Shenzen Province, China to develop a presence in the Asian telecommunications power supply markets.

          During the past five years the Company expanded its operating capabilities in the United States and initiated manufacturing overseas. During this period, the Company more than doubled the square footage of its plants in the United States by opening new regional facilities including facilities located in Hackettstown, New Jersey; Hopkinton, Massachusetts; and San Clemente, California, which facilitated the growth in net sales during this period. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity." In addition, the Company established TDI Europe in fiscal 1997 and

TDI China in fiscal 1998 thereby expanding its international operations. In addition to these expansions, the Company utilizes contract manufacturing through a maquiladora in Mexico that manufactures low technology, high volume components for power supplies and which has enabled the Company to reduce labor expenses. In fiscal 1997, the Company terminated operations of its Military Power Systems division in Fort Walton Beach, Florida, primarily as a result of cutbacks in military spending by the U.S. government.

STRATEGY

         The Company's strategy is to be the "supplier of choice" to an increasing number of leading OEMs who require sophisticated power supply solutions. In order to become the supplier of choice for several significant customers the Company believes it must provide (i) superior products and technical leadership, (ii) unequaled service and (iii) excellent value.

         Superior Products and Technical Leadership. The Company seeks to manufacture products that lead the power supply industry in innovation and quality. The Company has developed and introduced proprietary products throughout its history. The Company believes it has among the most reliable power supply products in the industry as measured by mean-time-between-failure ("MTBF"). In addition, the Company believes its products have among the highest power density, thereby allowing the Company's customers to utilize space more efficiently.

         The Company seeks to operate at the forefront of technological developments in the power supply industry with a view to anticipating the future power needs of existing and potential customers. To assist in accomplishing this goal the Company continues to develop a broad product line and to develop complementary products in order to anticipate customers needs. By developing close working relationships with its customers, the Company is better able to continually upgrade its products to meet changing market demands, thereby providing customers access to technological advances in the power supply industry.

         Unequaled Service. The Company's goal is to make the design, delivery and operation of its customers' power supply systems faultless so that they are able to focus on their core businesses. To achieve this goal, the Company creates interdisciplinary teams to coordinate development, delivery and service in an attempt to foster strong working relationships with customers. Through these collaborative relationships, the Company becomes aware of the upcoming power supply requirements of its customers' new products and can begin to formulate appropriate solutions.

         Excellent Value. To be its customers' power supplier of choice, the Company must be able to consistently provide excellent value. The Company seeks to operate in the high end or premium portion of the market where a customer's perception of value is primarily based on performance and quality rather than simply on price.

         Even in the premium segment of the market, price is a significant factor. Accordingly, to ensure cost competitiveness, the Company has invested in creating high-quality production facilities in the United States which use sophisticated design and manufacturing techniques including computer aided design and computer programmed manufacturing. At the same time, the Company manufacturer low-technology, high volume components by developing low cost manufacturing capabilities in China to complement existing low cost manufacturing operations in Mexico.

INDUSTRY OVERVIEW

         Power supplies often are defined as linear or switching. Linear power supplies are relatively large and inefficient but provide low noise power for critical applications. Switching power supplies dominate most power supply markets since they are often lower cost, smaller and more efficient in the high end or premium. The market for power supplies can be further segmented in several different ways, including by

(i) captive manufacturers compared to merchant manufacturers (i.e., independents), (ii) custom compared to standard products and (iii) power output (i.e., wattage).

         Merchant vs. Captive Manufacturers. Merchant manufacturers such as the Company design and manufacture power supplies for use by others. Captive manufacturers are OEMs that design and manufacture power supplies in-house for use in their own products. According to industry sources, the merchant power segment accounted for approximately 61.5% or $3.5 billion of all power supplies sold in the United States in 1996.

         Custom vs. Standard and Modified Standard. Custom power supplies are designed for a specific customer to meet the exact form, fit and function required by a specific application. Custom products are characterized by lead times ranging between six and 12 months from initial development to full production and tend to use cutting-edge power supply engineering methodologies.

         Standard power supplies are designed for a wide range of customers and applications. Standard power supplies offer benefits to the OEM in that there are no up-front engineering charges or minimum order quantities and the product is readily available, which provides the OEM the ability to reduce its time-to-market for new products. In addition, standard products have lower risks associated with technology, production ramps, and customer product qualification.

         Modified standard (tailored) power supplies are standard products that have been modified in a way that does not change the basic product architecture. Modified standard products are characterized by short lead times and low up-front engineering costs.

         Approximately 40% of the Company's power supplies are standard and modified standard products, while approximately 60% are custom products.

         Power Output. Power supplies can be grouped by power output (watt) ranges: low power, mid power and high power. Low-range power supplies (under 151 watts) tend to be commodities since they are less technologically complex, manufactured in high volumes, and used in various lower cost applications, such as personal computers, small networking systems and small industrial instrumentation systems. Mid-range power supplies (151-500 watts) tend to be more technologically complex, manufactured in moderate to high volumes, and used in more sophisticated products, such as computer workstations, data and voice communications systems, and medical and diagnostic equipment. High (premium) power supplies (over 500 watts) generally are technologically complex, value-added products used in sophisticated systems, such as mainframe computers, automated systems, telecommunications and transportation equipment. The Company primarily designs and manufactures premium grade, valued-added power supplies. The following table summarizes the segmentation of the power supply market by power output range in 1996:

                                                                       1996
                                                                   % of Market
                              Typical                            for Switching Power          Primary
Power Range               Characteristics                          Supplies (1)               End Users
-----------               ---------------                          ------------               ---------
Low                      Less than 151 Watts                             24%              Consumer
                         Lower Technology                                                 Electronics
                         Higher Volume
                         Lower Margin

Mid                      151-500 Watts                                   32%              Work Stations
                         High Technology                                                  Mini Computers
                         Moderate Volume
                         Moderate Margin

High                     More than 500 Watts                             44%              Computer Companies
                         High Technology                                                  Industrial
                         Lower Volume                                                     Companies
                         Higher Margin                                                    Telecommunications
                                                                                          Military
                                                                                          Aerospace
                                                                                          Transportation


------------------


(1) By percent of dollar volume.

INDUSTRY TRENDS

         The markets for electronic products are growing as a result of new product introductions, technological change, and demand for a wider variety of electronic product features at reduced costs. To compete successfully, the Company's OEM customers must meet shorter time-to-market demands with increasing performance pressures. OEMs are therefore moving toward flexible, scaleable, low-cost power systems that facilitate their goals of rapid and cost-effective product development and introduction. These increasing performance demands translate into several significant trends in the power supply industry, including:

         - Strategic Alliances and Consolidation of Supplier Base. In order to lower administrative costs and accelerate delivery schedules, OEMs and electronic distributors are reducing their supplier base to include only vendors who can offer a broad range of quality products that fully service their needs. This one-stop shopping approach places increased demands on power supply manufacturers to invest in providing full product line offerings and sophisticated technology.

         -        Increased Outsourcing by Captive Power Supply Manufacturers.
                  Many OEMs historically have built power supplies for use in their own products. As the level of complexity and investment in designing and manufacturing power supplies have increased, these OEMs are increasingly outsourcing their power supply needs in order to focus on research, development and marketing of their own products.

         - Increased Power Density. Large data storage and computer systems have higher power requirements that may continue to grow in the future. Customers in these sectors require high density power units that utilize less space, a trend that favors the products that the Company manufactures.

PRODUCTS AND SERVICES

         The Company currently manufactures over 500 power supply products that cover extensive applications, with a range from 500 to 100,000 watts. These products include AC-DC rectifiers, DC-DC converters, DC-AC inverters and uninterruptible power systems ("UPS") with both DC and AC outputs. Power supplies are available with single and multiple outputs, are fault tolerant (N+1 redundant), power factor corrected and computer programmable. Modular power systems are available with hot bus plug-in which allows replacement of power supply modules without system interruption. Most power supply products manufactured by the Company are AC-DC, DC-DC and DC-AC and utilize advanced switching technology.

         The following table illustrates the Company's product mix, presented in order of highest unit volume of sales, and the markets served:


PRODUCT                            FUNCTION                            INDUSTRY SEGMENT
------------------------------------------------------------------------------------------------
UPS (DC output)             Provides steady state                      Computers,
                            uninterruptible (battery                   telecommunications,
                            backed) DC output; usually                 military/aerospace
                            operates from an AC source

AC-DC Rectifiers            Converts AC current (such                  Computers,
                            as utility AC) to regulated                telecommunications,
                            DC                                         military/aerospace

DC-DC Converters            Converts a DC voltage to                   Computers,
                            one or more different DC                   telecommunications,
                            voltages                                   military/aerospace

DC-AC Inverters             Converts DC (such as from a                Aircraft, oil
                            battery) to AC (such as a                  exploration and military
                            utility)

UPS (AC output)             Delivers uninterruptible                   Aircraft, oil
                            (battery backed) AC output;                exploration and military
                            usually operates from an AC
                            source (utility or
                            generator)

Test Equipment              Specialized electronic                     Telecommunications,
                            instruments used to verify                 computers,
                            proper operation of a power                military/aerospace
                            source

Integration and             Value added technical                      Telecommunications
Support                     services that provide a
                            "turn-key" product to power
                            users

Metal, Printed               Mechanical and electro-                    Computers,
 Circuit Boards              mechanical elements used to                telecommunications,
 and Magnetics               fabricate electronic                       military/aerospace
                             systems


         Computers--Data Storage. The Company manufactures uninterruptible, fault tolerant and modular power systems, for use in mainframe, open systems and network attached storage systems. The Company began manufacturing power supplies for EMC in 1991, initially developing one power supply product for one of EMC's major product lines. By 1996, the Company had become the supplier of choice for EMC on the majority of EMC's product lines and the Company believes that currently it is the sole supplier of power supplies for EMC on many of its product lines. The Company developed a "partnering" relationship with EMC whereby the two companies work closely in developing products and sharing ideas for improvements and design. Another major OEM customer in the computers and data storage product line is Tandem Computer Inc., a subsidiary of Compaq. Sales in this product line contributed approximately 67%, 71% and 70% to the Company's net sales during fiscal years 1996, 1997 and 1998, respectively.

         Over the past two years the Company opened facilities in close proximity to EMC's main manufacturing plants at Hopkinton, Massachusetts and Cork, Ireland. Initially, the purpose of these facilities was logistical, allowing the Company to deliver power supplies manufactured in the Company's New Jersey plants for assembly with heavy and cumbersome battery back-up units prior to delivery to EMC. Over the past year, each facility evolved into regional sales and servicing centers with on-site manufacturing and new product development capabilities.

         Telecommunications. The Company provides over 30 different types of tailored telecommunications power systems that range in power configuration from 1,000 to 100,000 watts. These products feature high power density, remote and local monitoring instrumentation and fault alarms that constantly monitor the power supply to a telecommunications systems array. The Company currently offers field integrated services directly in key markets and is developing a national network of service subcontractors to install and maintain telecommunications power systems at customer sites.

         The demand for power supplies in the telecommunications industry is driven primarily by the expansion of fiber optic voice and data transmission systems used principally by end users and service providers in the internet market, in wireless telecommunications and in long distance fiber transport. With the development of broadband cable for use in fiber backbone networks, the demand for higher density, highly reliable power systems has expanded. The Company's customers in this market segment include IXC Communications Inc., Williams Communications Corp. and Bell Atlantic Mobile Service - Southeast.

         Sales in this product line contributed approximately 13%, 12% and 11% to the Company's net sales during fiscal years 1996, 1997 and 1998, respectively.

         Other Markets. The Company develops custom power supplies for a broad range of other customers in the electronics, military and high-technology industries. The Company currently manufactures custom products such as lightweight AC/AC frequency chargers for airborne and mobile military applications, rugged UPS for severe applications, programmable DC power sources for industrial uses such as oil field exploration, multi-output DC/DC converters for locomotive cabs and railroads, DC/AC sinewave inverters for severe environments and battery chargers for rugged and mobile environments.

         Customers who purchase power supplies for use in severe environments include primarily branches of the U.S. military for which the Company manufactures custom products for use in applications such as submarines, in the C-130 transport plane and in other rugged applications. Other customers in this segment include Lockheed Corporation, Northrup Grumman Corporation, Raytheon Corporation and BE Aerospace Inc.

         Approximately 9% of the Company's sales are to agencies of the U.S. government, either on a direct contract basis or through sales made to primary government contractors. Companies engaged in supplying equipment and services to government agencies are subject to certain business risks including, among other things, the ability of the Government to: (i) suspend unilaterally the Company from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, (ii) terminate existing contracts, (iii) audit the Company's contract-related costs and fees, including allocated indirect costs, and (iv) control and potentially prohibit the export of the Company's products. In addition, government contracts are conditioned upon the continuing availability of Congressional appropriations. Furthermore, as a government contractor, the Company is subject to investigation, legal action and/or liability that would not apply in a commercial context. See "--Legal Proceedings" and "Risk Factors--Risks Inherent in Government Contracts."

         Sales in this product line contributed approximately 13%, 11% and 12% to the Company's net sales during fiscal years 1996, 1997 and 1998, respectively.

         Test Equipment. The Company also is a leader in the design and manufacture of electronic loads (dynaloads) which allow users to simulate field conditions. Such testing ensures proper functioning of the electronic equipment prior to operation in the field. The Company manufacturers over 50 different types of dynaloads that range in power from 250 to 4,000 watts and can be paralleled to simulate loads up to 20,000 watts. The Company sells test equipment to battery pack and power supply manufacturers (including certain of the Company's competitors).

         Sales in this product line contributed approximately 4% to the Company's net sales during each of the fiscal years 1996, 1997 and 1998.

         Other Products and Services. The Company provides upgrade service and repairs for power supplies currently in use by its customers. Units that require refurbishment are received from customers and updated with current technology that can provide higher power outputs more reliably. The Company also repairs units that are out of warranty. The Company also manufactures magnetic components, printed circuit boards and metal chassis for use in the manufacture of power supplies. Sales in this product line contributed 3%, 2% and 3% to the Company's net sales during fiscal years 1996, 1997 and 1998, respectively.

SALES AND MARKETING

         The Company markets through a variety of sales outlets including direct regional sales managers, manufacturer representatives, international representatives, distributors and key account program managers. Detailed sales strategies are developed with a focus on specific markets, customers and products. A corporate sales and marketing group oversees sales strategy and coordinates advertising, trade shows and market analysis, and supports divisional sales.

         The Company has a coordinated marketing and sales force consisting of 30 persons employed by the Company worldwide that sells its power supply products and components. The Company employs four regional sales managers strategically based in Hopkinton, Massachusetts; San Clemente, California; Dublin, Ireland; and Shenzhen, China. Each sales manager is responsible for servicing existing customers and developing new accounts in the service territory. The Company also employs six regional sales representatives with offices in Atlanta, Georgia; Branchville, New Jersey; Chicago, Illinois; Dallas, Texas; Denver, Colorado; and Houston, Texas that are responsible primarily for servicing customers and developing new accounts in the telecommunications industry, which the Company believes is the fastest growing segment of the power supply market.

         The Company has contractual agreements with 13 manufacturers' representatives who collectively employ more than 60 salespeople in more than 51 offices throughout the United States. These representatives are directly supervised by the Company's regional managers and are an important part of the Company's sales force. While they handle a variety of products, none of the manufacturers' representatives represent a competing power supply manufacturer.

         OEM and Strategic Account Sales. EMC, the Company's principal customer, accounted for 63% of the Company's net sales in fiscal 1997 and 64% in fiscal 1998. The Company's top five customers (including EMC) accounted for approximately 74% of the Company's total sales in fiscal 1998. The percentage of the Company's OEM business is expected to rise in the future, as more emphasis is placed on multinational strategic accounts. See "Risk Factors--Reliance on Major Customer."

         Advertising. The Company regularly advertises in a variety of industry journals to generate customer awareness and to create markets for the Company's products. Advertising and promotion expenses historically have been less than 1% of sales. The Company also advertises through the use of press releases, direct mail programs and catalogs.

         International Markets. International markets present new opportunities which the Company is poised to pursue. Historically, the Company has not had significant sales outside the United States. These markets became accessible through TDI Europe, TDI China, and a network of international representatives/ distributors dedicated to increasing the Company's international sales.

MANUFACTURING

         Quality products and responsiveness to customers' needs are critical to the Company's success. The Company strives for continuous improvements in its processes, products, and services. The Company's principal manufacturing facilities in the United States and in Ireland are certified to ISO 9001.

         The Company combines advanced management and manufacturing techniques with flexible manufacturing technology, continuous process improvement and statistical process control. These techniques allow the Company to decrease production costs by improving the efficiency of production processes and increasing production yields. Through its commitment to customer service and quality, the Company believes it is able to provide superior value to its customers.

         Automation and monitoring of the production process is essential to product uniformity and production efficiency. Throughout the production process, the Company applies highly accelerated stress screening ("HASS") followed by meticulous failure analysis and corrective action which has resulted in ever-increasing MTBF and added value to the customer. Since it introduced HASS in 1996, MTBF has improved an average of 100% for new commercial power supplies. Approximately 90% of the Company's power supplies are subjected to HASS testing.

         A typical power supply consists primarily of electronic and magnetic components and printed circuit boards in a metal assembly. The Company's divisions provide the capability to manufacture practically all the critical components of power supplies from the metal chassis, to the printed circuit boards and magnetic components. Production of the Company's power supplies entails the assembly of structural hardware combined with sophisticated assembly of electronic components on circuit boards using pin-through-hole assembly and automated surface mount interconnection technology. Through-hole assembly involves attaching electrical components to circuit boards by means of pins or leads that are inserted into pre-drilled holes and soldered to the electrical circuits on the boards. Surface mount technology permits reduction in board size by eliminating the need for holes in the printed circuit boards, thereby allowing components to be placed on both sides of a board.

         Many of the Company's commercial customers and other end-users increasingly require that their power supplies meet or exceed established international safety and quality standards as their international operations expand. The Company designs and manufactures power supplies in accordance with the certification requirements of many international agencies, such as Underwriters Laboratories Incorporated (UL) in the United States; Comunaute Europeenne in the European Union; the Canadian Standards Association in Canada; Technischer Uberwachungs-Verein and Verband Deutscher Electrotechniker in Germany; the British Approval Board for Telecommunications in the United Kingdom; and International Electrotechnical Committee, a European standards organization.

         The Company's customers often require products that meet certain government standards and contract specifications. In addition to the Company's quality control personnel, certain government agencies also require their employees to inspect production. The Company's Fernwood Magnetics Division is one of only eight facilities in the country certified under military standard 981 (MIL-981) which qualifies it to manufacture components for use in NASA's Space Shuttle program and in the space station Freedom that currently is being constructed by NASA.

SUPPLIERS

         The Company forms strategic alliances with primary vendors to cost-effectively purchase preferred components and service. Back-up sources are also developed to ensure uninterrupted supply of raw materials. The Company's structure is vertically integrated with support divisions to provide custom design components, such as printed circuit boards (Circuitek), magnetics (Fernwood) and metal work (Alumitek) each of which is a division of the Company. High-volume orders for these components may be outsourced when it is cost-effective.

         No supplier provides more than 10% of the dollar value of material used by the Company on a consolidated basis. The Company has not had a significant supply shortage that has materially adversely affected its operations. There can be no assurance, however, that such a supply shortage will not occur in the future, particularly as the expanding electronics industry increases demand for supplies. See "Risk Factors--Dependence on Suppliers."

RESEARCH AND DEVELOPMENT

         The Company's product research and development is ongoing at each division and regional facility by an engineering department of professionals specializing to that division's products. A corporate development staff designs new products and develops new technologies. The engineering staff's function includes improvement of existing products, modification of products to meet customer demands and engineering, research and development of new products and applications. The Company considers its research and development activities vital to its future business and prospects. Within its target markets, the Company strives to expand the number of products using its power supplies by approaching present and potential customers and discussing their future product directions and requirements. Engineering activities include the creation of custom products, with the related cost of custom work partially being reimbursed by the customer through non-recurring engineering charges and premium pricing. The Company spent approximately $3.1 million, $3.1 million and $4.1 million in fiscal 1996, 1997 and 1998, respectively, on such research and development activities.

CUSTOMERS

         The Company sells its products to numerous customers ranging in size from small companies to large Fortune 500 corporations, who are end-users, OEMs and system integrators.

         Although the Company seeks to diversify its customer base, sales to one customer, EMC, represented approximately 64% of the Company's revenues in fiscal 1998 and 63% in fiscal 1997. The Company's other OEM customers are in diverse market segments such as telecommunications, automatic test equipment and industrial. Many of the OEMs are leaders in their respective industries. No single OEM other than EMC represented 10% or more of the Company's sales.

         The Company's sales efforts focus on end-users who traditionally place medium- to high-volume orders. Orders for the Company's products are filled by divisions depending on the type of product ordered. Standard orders may be filled from inventories maintained by the Company at its facilities. Custom orders are filled (depending on the complexity) on a schedule agreed to with the customer. Modified standard orders may be filled from existing inventory modified according to the customer's specifications.

         The Company believes that OEMs generally prefer not to change suppliers because change often requires time-consuming and costly re-testing and re-certification by one or more regulatory agencies or potential redesign of the OEM's existing products. Typically, once the Company begins to supply an end-user, the Company usually can retain the customer for the life-cycle of that customer's particular product. In addition, the Company believes that the relationship it develops with its customers may lead to repeat business when the customer develops a new product.

BACKLOG

         Sales generally are made pursuant to purchase orders rather than long-term contracts. Backlog consists of purchase orders on hand with scheduled delivery dates. The Company's backlog remained constant at $41.4 million for fiscal 1998 compared to fiscal 1997. Although customers may cancel or reschedule deliveries without penalty. However, the Company does not expect backlog to be as reliable an indicator in the future as customers switch more orders to just-in-time deliveries. As a result, backlog may decrease even if sales increase. See "Risk Factors--Fluctuations in Quarterly Results."

COMPETITION

         The Company believes that there are more than 200 merchant power supply manufacturers in the United States and that it is the eleventh largest. According to industry sources, the top fifteen manufacturers accounted for 23% of total power supply sales in 1996. The Company faces intense competition in each of its product lines from numerous domestic and foreign manufacturers of varying sizes located throughout the world, some of which have advantages over the Company in terms of labor and component costs and technology or have substantially greater resources and geographic presence than the Company. The degree of competition varies depending on the product line/model and application involved. The Company's products generally compete on the basis of product performance, features, price and delivery schedule. The Company's principal competitors include Lucent Technologies Inc., Reltec Corporation and Artesyn Technologies Inc. (the entity resulting from the merger of Computer Products Inc. and Zytec Corporation).

         Management believes that the Company's principal strengths in its targeted market are diversity of product line, quality, reliability, technical knowledge, flexibility, readily available products and value. However, in times of an economic downturn, or when dealing with high-volume orders, price becomes an increasingly important competitive factor.

INTELLECTUAL PROPERTY MATTERS

         Certain equipment, processes, information and knowledge developed by the Company and used in the design and manufacture of its products are regarded as proprietary by the Company. The Company relies on a combination of trade secret and other intellectual property laws, confidentiality agreements executed by customers, (as appropriate), and employees, and other measures to protect its proprietary rights. The Company currently holds two patents in the United States neither of which the Company believes is material. Patents and other proprietary information are of value to the Company, but they are not key factors in determining the Company's overall success, which depends principally on its emphasis on quality, reliability, service and value. See "Risk Factors--Reliance on Proprietary Information."

EMPLOYEES

         At July 31, 1998, the Company had a total of 707 full-time employees, of whom 579 were employed in New Jersey, while the other employees were employed at facilities located in Pennsylvania, Massachusetts, California, Texas, Illinois, Ireland (10 employees) and China (7 employees). Management considers its relations with employees to be good. The Company's employees are not represented by any unions.

LEGAL PROCEEDINGS

         From time to time, the Company is party to legal proceedings relating to claims that arise out of the normal course of its business. The Company has been named a potentially responsible party at the High Point Sanitation, Inc. landfill site located in Warren County, New Jersey, but it does not believe that the amount for which it may be held liable will be material. Management is not aware of any other pending or threatened legal proceedings against the Company or any property of the Company. See "Risk Factors--Product and Warranty Liability."

         In 1996, the United States Attorney for the Northern District of Florida (the "U.S. Attorney") filed a criminal action against the Company and certain of its employees. The indictment alleged that between 1994 and 1995, the Company failed to manufacture products in accordance with government standards and inspection procedures but that it nonetheless offered Certificates of Compliance indicating that those standards and procedures had been followed. The primary contract in the allegations involved an order for commercial off-the-shelf equipment with modifications for military specifications. In 1997, the United States District Court for the Northern District of Florida dismissed the indictment against the Company and the named employees because the government had failed to meet its burden of proving that the alleged activities in the indictment had been committed.

         Following dismissal of the indictment, the U.S Attorney filed a civil suit claiming damages caused by the alleged misconduct of the Company and its employees. The Company settled this suit in November 1997 for $929,000. During 1997, the Company discontinued operations of the Military Power Systems division in Florida.

PROPERTIES

         The Company maintains sales, development and production facilities in areas of high concentration of demand for power supplies. The following table sets forth the principal properties and facilities of the Company setting forth in square feet the combined size of offices, plants and warehouses at each facility:

                                                                                   PROPERTY             SIZE
LOCATION                                    PRINCIPAL USE                          INTEREST           (SQ. FT.)
--------                                    -------------                          --------           ---------
UNITED STATES:


 Cedar Knolls, New Jersey(1)                Company headquarters/                  Owned                53,000
                                            production facility for custom
                                            power supplies

 Hackettstown, New Jersey(1)                Production facilities for power        Owned                146,000
                                            supplies

 Belvidere, New Jersey(1)                   Production facilities for printed      Owned                33,000
                                            circuit boards and magnetic
                                            components

 Randolph, New Jersey(1)                    Currently not in use                   Owned                45,000

 Emery Avenue, Randolph, New Jersey         Production facility for dynaloads      Leased               19,000

 Stroudsburg, Pennsylvania(1)               Production facility for metal work     Owned                55,000

 Hopkinton, Massachusetts                   Headquarters for TDI New               Leased               11,000
                                            England/product development and
                                            light manufacturing

 San Clemente, California                   Headquarters for TDI                   Leased                9,000
                                            California/product development
                                            and light manufacturing

IRELAND:

 Cork                                       Headquarters for TDI Europe,           Leased               25,000
                                            Ltd./product development and
                                            light manufacturing

CHINA:

 Shenzhen                                   Headquarters for TDI                   Leased               25,000
                                            China/product development and
                                            light manufacturing

------------------

(1) The Company granted security interests in these properties to First Union National Bank in connection with certain indebtedness. The total amount of indebtedness was approximately $10 million at July 31, 1998.

ENVIRONMENTAL MATTERS

         The Company, like other companies in the power supply industry, is subject to environmental regulation in each jurisdiction where it does business. United States federal, state and local laws govern the handling, transportation and discharge of materials into the environment, the handling of hazardous substances, environmental protection, workplace exposure and other matters. Management believes that the Company is in substantial compliance with all such laws. In addition, management does not anticipate that the Company will incur any material capital expenditures in order to meet current environmental, workplace health or safety requirements.

         Management is not aware of any environmental matters that could have a material adverse effect on the Company's financial position or results of operations. Certain of the Company's properties are located in industrial areas that have a history of industrial use, including in New Jersey, where that state's Industrial Site Recovery Act ("ISRA") may require investigation and, depending on the results thereof, remediation of contamination at an "industrial establishment" upon the closure of industrial operations or transfer of control of the property. These and other properties for which the Company may have liabilities under the environmental laws may give rise to environmental liabilities in the future and could have a material adverse effect on the Company's financial condition and results of operations. The Company was named a potentially responsible party at the High Point Sanitation, Inc. landfill site located in Warren County, New Jersey, and it does not believe that the amount for which it may be held liable will be material. See "Risk Factors--Environmental Risks and Potential Liabilities" and "Business--Legal Proceedings."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The Company is managed by its Board of Directors which, in accordance with the Company's amended and restated By-laws, must consist of at least three directors who are elected at the annual shareholders' meeting. The Company's certificate of incorporation provides for a staggered board with one-third of the Directors elected every year for a three-year term. The terms of office of the current Group I, Group II and Group III directors expire at the annual shareholders' meeting in 1999, 2000 and 2001, respectively. If a vacancy occurs prior to the annual shareholders meeting, the Board may elect a temporary director to fill the vacancy until the next regularly scheduled meeting of shareholders. Each division of the Company is headed by a division president. Each division president reports directly to the Chief Executive Officer and the Chief Operating Officer of the Company.

Name                           Age                             Position                            Director Group
----                           ---                             --------                            --------------
Richard F. Blake..........     73     Chairman of the Board and Chief Executive Officer                 III
James B. Clark............     64     Director                                                          II
George M. Duff Jr. .......     82     Director and Secretary                                            I
William M. Kearns, Jr.....     63     Director                                                          III
Richard Lehane............     38     Director                                                          I
Bernard N. Silver.........     60     Director                                                          III
Robert H. Smolinski.......     51     Director, President and Chief Operating Officer                   II
Richard H. Dunn...........     43     President, TDI Europe Ltd.
James M. Feely............     46     Vice President, Finance and Chief Financial Officer
David C. Fisk.............     55     Vice President, TDI West Coast
Richard Huo...............     32     President, Transdev (Shenzhen) Electronics, Ltd.
Gary J. Mulcahy...........     44     President, Enterprise Power Systems
Martin O'Donnell..........     33     President, Dynaload
Arthur J. Petitt..........     48     President, Alumitek, Fernwood Magnetics and Circuitek
Alex Rokhvarg.............     39     President, Advanced Conversion Products
Norman R. Wolf, III.......     41     President, Telecommunications Power System Division


BIOGRAPHICAL INFORMATION

         The following is a selected biographical description of each of the members of the Board and the executive officers of the Company:

         Richard F. Blake led the group that acquired the Company in 1960. He has been Chairman of the Board since 1991 and Chief Executive Officer of the Company since 1960. Mr. Blake is a registered Professional Engineer in the District of Columbia and a member of the Naval Ad Hoc Power Supply Committee.

         James B. Clark has been a Director of the Company since 1980. Mr. Clark has been a partner in the law firm of Peterpaul, Clark, Corcoran & Costello, formerly Yauch, Peterpaul, Clark & Vitolo, since 1958. Mr. Clark served as Council Person from 1991 to 1996 and as Council President of the Town of Summit, New Jersey during 1997. Mr. Clark has also served as an Officer in James B. Clark, Inc. and JBC Corp. since 1960, and in JBC Investments, Inc., each of which is an investment company, since 1986.

         George M. Duff, Jr. has been a Director of the Company since 1960 and serves as Secretary of the Board. Until 1997, Mr. Duff was a Senior Partner in the law firm of Wise and Shepard LLP, formerly known as Holtzmann, Wise & Shepard, in New York City.

         William M. Kearns, Jr. has been a Director of the Company since 1991. Mr. Kearns has been President of W. M. Kearns & Co. Inc., a private investment company, since 1994 and is a senior consultant to ING Baring Furman Selz LLC, one of the underwriters. Mr. Kearns was a Managing Director of Lehman Brothers, an investment bank, and its predecessor firms from 1969 to 1992 and an advisory director from 1992 to 1993. Mr. Kearns also serves as a Director for Kuhlman Corporation, Malibu Entertainment Holdings Inc., Selective Insurance Group, Inc., Marine Transport Corporation, Greenfield Capital Partners (USA), as Vice-Chairman and Director for Fundamental Management Corporation and EQ Advisors Trust (Equitable Life Assurance of the U.S.) and as an Advisor for Proudfoot plc, London, England.

         Richard Lehane has been a Director of the Company since July 1997. Mr. Lehane currently is Senior Vice President of Worldwide Manufacturing at EMC Corporation. Mr. Lehane is a member of the Institute of Directors in Ireland.

         Bernard N. Silver, CPA has been a Director of the Company since March 1998. Mr. Silver is a Senior Partner in the accounting firm of Druckman & Hill, LLP in New York City where he has been an accountant since 1971. Druckman & Hill,LLP. were the Company's independent auditors until December 1998. Mr. Silver has served on the Business Council of the School of Business Administration at Monmouth University since 1988.

         Robert H. Smolinski has been President, Chief Operating Officer and a Director of the Company since 1997. Mr. Smolinski joined the Company in 1965 and has been promoted to management capacities of increasing responsibility.

         Richard H. Dunn was appointed President of Transistor Devices Europe Ltd., a subsidiary of the Company, in 1997, and Vice President of New England Region in 1996. Mr. Dunn has also been a Director of TDI Europe since 1997. Prior to joining the Company, Mr. Dunn held managerial positions with Data General, Lexmark International and EMC.

         James M. Feely has been Vice President of Finance and Chief Financial Officer since January 1998. Prior to joining the Company, Mr. Feely was Chief Financial Officer at Satellite Transmission Systems, a division of California Microwave, Inc., from 1995 to 1997, and Chief Financial Officer at National Response Corporation, a subsidiary of Seacor Smit Inc., from 1992 to 1994.

         David C. Fisk was appointed Vice President of the Company's West Coast regional facility in San Clemente, California in 1996. Mr. Fisk joined the Company in 1988 as Vice President of Business Development and was President of the Company's now discontinued Military Power Systems division in Fort Walton Beach, Florida from 1993 to 1998. Prior to 1988 he was President and General Manager of Keltec Florida, a subsidiary of Signal Technology, which is an electronics manufacturer.

         Richard Huo was appointed President of Transdev (Shenzhen) Electronics, Ltd. ("TDI China"), a subsidiary of the Company, in March 1998. Prior to joining the Company, Mr. Huo was Vice President of Cogent International, Inc., a diversified company that specializes in developing industries in China, from 1992 to 1998.

         Gary J. Mulcahy joined the Company in 1996 as Director of Engineering at Modular Power Systems, a division of the Company, and became Vice President of Engineering at Modular Power Systems. In January 1998, Mr. Mulcahy was elected President of Enterprise Power Systems, a new division of the Company. Prior to joining the Company, Mr. Mulcahy worked for 20 years in power supply development and engineering management and he was an Engineering Program Manager at Lambda Electronics, Inc.

         Martin O'Donnell was appointed President of the Dynaload, a division of the Company in August 1997. Prior to assuming his current position, Mr. O'Donnell worked as director of sales at the Company since 1993.

         Arthur J. Petitt was appointed President of Alumitek, Fernwood Magnetics and Circuitek, all divisions of the Company, in 1996. Prior to assuming his current position, Mr. Petitt was director of corporate quality at the Company.

         Alex Rokhvarg has been President of the Advanced Conversion Products Division of the Company since 1995. He joined the Company in August 1990, and served in positions of increasing responsibilities as Director of Engineering and General Manager.

         Norman R. Wolf III was appointed President of the Telecommunications Power Systems, a division of the Company, in 1997. Prior to assuming his current position, Mr. Wolf worked at the Company as Vice President of Sales from 1990 to 1995, President of Military Power System, a division of the Company from 1995 to 1997 and Senior Vice President of Sale and Marketing in 1997. Prior to joining the Company, Mr. Wolf was Eastern Regional Sales Manager of Tecnetics, Inc., a power supply manufacturing company, from 1980 to 1989.

COMMITTEES OF THE BOARD

         Audit Committee. The Audit Committee is currently comprised of Messrs. Silver and Clark. The Committee makes recommendations concerning the engagement of independent public accountants, review with such accountants the plans and results of the audit engagement, approve professional services provided by such accountants, review independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

         Compensation Committee. The Compensation Committee, comprised of Messrs. Kearns and Duff recommends compensation of the Company's executive officers for approval of the non-employee directors and administers the Company's Stock Incentive Plan (the "Plan"). Employee-directors may not serve on the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Prior to the Offering, the Company had no compensation committee or other committee of the Board performing similar functions. The current salaries of the executive officers were set by the Board and Messrs. Blake and Smolinski, current officers of the Company and directors of the Board, participated in deliberations of the Board concerning executive officer compensation for fiscal 1998.

DIRECTOR COMPENSATION

         Following the Offering, non-employee directors will receive an annual fee of $15,000 and a meeting fee of $1,000 for every board meeting attended and each committee meeting held separately. All directors will be reimbursed for reasonable out-of-pocket expenses. Any member of the Board who is also an employee of the Company does not receive payment for service on the Board. The Board may, from time to time and in its sole discretion, grant stock options to members of the Board.

EXECUTIVE COMPENSATION

         The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid to the Chairman and Chief Executive Officer of the Company and each of the four other most highly compensated executive officers (the "Named Executive Officers") of the Company whose total annual salary and bonus for fiscal 1998 exceeded $100,000:

SUMMARY COMPENSATION TABLE


                                             ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                                  -----------------------------------------   ---------------------------------------
                                                                                       AWARDS              PAYOUTS
                                                                              ------------------------     ----------
                                                                              RESTRICTED    SECURITIES     LONG-TERM
                                                              OTHER  ANNUAL     STOCK       UNDERLYING     INCENTIVE
NAME AND POSITION                   SALARY        BONUS(1)    COMPENSATION     AWARD(S)      OPTIONS        PAYOUTS      OTHER
-----------------                   ------        --------    ------------     --------      -------        -------      -----
Richard F. Blake, Chairman
 and Chief Executive Officer      $291,500      $489,378      $  5,799(2)          --              --          --      $ 10,804(3)
                                                                                                                       --------
Robert H. Smolinski,
 President and Chief
 Operating Officer .........       169,711       204,010         7,159(4)          --              --          --            --

Norman R. Wolf, III,
 President of
 Telecommunication Power
 Systems ...................       108,654        46,904         2,750(5)          --              --          --            --

Richard H. Dunn, President
 of TDI Europe and Vice
 President of New England
 Region ....................       108,654        48,059           900(6)          --              --          --            --

Alex Rohkvarg, President
 of Advanced Conversion
 Products ..................        98,462        47,902        26,017(7)          --              --          --            --


------------------


(1) Includes amounts pursuant to the Company's Incentive Award Plan and 401(k) matching grants.

(2) Includes $4,125 for car allowances.

(3) Represents payment of insurance premiums that the Company pays for Mr.
    Blake.

(4) Includes $6,754 for car allowances.

(5) Includes $2,250 for car allowances.

(6) Includes $445 for car allowances.

(7) Includes $4,154 for car allowances and $20,913 for vacation and sick time payouts.

OPTIONS IN LAST FISCAL YEAR

         The Company did not grant any options to the Named Executive Officers in fiscal 1998. The following stock options which were previously granted were exercised in fiscal 1998. See "Management Stock Incentive Plan."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

                                                                     NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED IN
                                                                         UNEXERCISED OPTIONS AT             THE MONEY OPTIONS AT
                                                                         FISCAL YEAR END                       FISCAL YEAR END
                                                                     -----------------------------       --------------------------
                                           SHARES
                                          ACQUIRED
                                             ON            VALUE
                                        EXERCISE(1)      REALIZED     EXERCISABLE  UNEXERCISABLE        EXERCISABLE  UNEXERCISABLE
                                        -----------      --------     -----------  -------------        -----------  -------------
NAME
Richard F. Blake ..................       --              $   --             --            --                   --        --

Robert H. Smolinski ...............     50,000             100,000           --            --                   --        --

Normal R. Wolf, III ...............     50,000              97,536           --            --                   --        --

Richard H. Dunn ...................       --                  --             --            --                   --        --

Alex Rohkvarg .....................     25,000              50,000           --            --                   --        --


------------------


(1)   Assumes a 100-to-1 stock split.

STOCK INCENTIVE PLAN

      Prior to the consummation of the Offering, the Board will adopt and the shareholders of the Company will approve the Plan, which will provide for the grant to officers, key employees and directors of the Company of both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), with respect to key employees and officers, and stock options that are non-qualified for United States Federal income tax purposes. The total number of shares of Common Stock for which options may be granted pursuant to the Plan will be 770,000, subject to certain adjustments reflecting changes in the Company's capitalization. In addition, no employee may receive options for more than 25,000 shares of Common Stock in the aggregate in any fiscal year. The Plan will be administered by the Compensation Committee. The Compensation Committee will determine, among other things, which officers, employees and consultants will receive options under the Plan, the time when options will be granted, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the time or times when the options will become exercisable, and, subject to certain conditions discussed below, the option price and duration of the options. Members of the Compensation Committee will be eligible to receive options under the Plan.

      The exercise price of incentive stock options will be determined by the Compensation Committee, but may not be less than the fair market value on the date of grant and the term of any such option may not exceed five years and one month from the date of grant. With respect to any participant in the Plan who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares on the date of grant. The exercise price of non-qualified stock options will be determined by the Compensation Committee on the date of grant, but may not be less than the par value of the Common Stock on the date of grant, and the term of such option may not exceed five years from the date of grant.

      Payment of the option price may be made in cash, by tender of shares of Common Stock then owned by the optionee for at least six months, partly in cash and partly in such shares or through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares being purchased. Unless otherwise provided by the Compensation Committee, options granted pursuant to the Plan will not be transferable, except by will or the laws of descent and distribution in the event of death. During an optionee's lifetime, the option will be exercisable only by the optionee.

      The Board shall have the right at any time and from time to time to amend or modify the Plan, without the consent of the Company's shareholders or optionees; provided that no such action may adversely affect options previously granted without the optionee's consent, and provided further that no such action, without the approval of the shareholders of the Company, may increase the total number of shares of Common Stock which may be purchased pursuant to options under the plan, expand the class of persons eligible to receive grants of options under the Plan, decrease the minimum option price, extend the maximum term of options granted under the plan or extend the term of the Plan. The expiration date of the Plan after which no option may be granted thereunder will be ten years from the effective date of the Plan.

      Concurrently with the prior Offering, the Company intends to grant options to purchase shares under the Plan exercisable at a price per share equal to the then prevailing market price per share. Such options generally will vest and
become exercisable at the rate of     % per year for five years beginning on the
first anniversary of consummation of the Offering.

      After the completion of the Offering, the Company will be required to file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 covering the shares of Common Stock underlying options granted under the Plan.

INCENTIVE AWARD PLAN

      The Company has in place an incentive award plan that applies to all employees. Incentive awards are made under the plan to employees who made outstanding contributions to the Company's profitability during the preceding fiscal year. This plan provides for payments only if the Company's net income before income taxes is greater than 5% of sales, not including items of extraordinary income. In such event, the Company sets aside 7% of net income before income taxes for distribution under the plan. Management allocates incentive awards in accordance with their assessment of an individual employee's performance. Recommendations by senior division management are then evaluated by senior management of the Company and awards to meritorious employees are paid within 90 days of the close of the fiscal year. Provided the 5% target is met, the plan also provides for a separate award to the Company's Chief Executive Officer equal to 2% of net income before income taxes and to the Chief Operating Officer equal to 1% of net income before income taxes.

401(K) SAVINGS PLAN

      The Company has a defined contribution 401(k) plan that covers substantially all full-time employees of the Company who have been employed during an open enrollment period. The 401(k) plan allows all enrolled employees to defer amounts up to the statutory limit each year. The Company has a discretionary matching program under which, in fiscal 1997, the Company matched 50% of the first 6% of employee contributions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company has been a party to the following transactions with its executive officers, directors and certain five percent shareholders.

      In December 1997, EMC purchased 7.5% of the Company's then-existing shares of Common Stock for $5.0 million. Under the stock purchase agreement executed in connection with this sale of shares, the Company agreed that upon any change of control or business combination of the Company, EMC would be entitled to resell its shares to the Company at a minimum price equal to the purchase price of such shares. Richard Lehane, an employee of EMC, serves on the Company's Board of Directors. As described under "Business," the Company sells its products to EMC. As the Company's largest customer, the Company will have future transactions with EMC in the ordinary course of business. See "--Future Transactions."

      On November 14, 1996, the Company borrowed from Richard F. Blake, the Company's Chairman and Chief Executive Officer, $250,000 at an annual interest rate of 6.53%. The Company repaid this loan on January 7, 1997. On February 10, 1997, the Company borrowed $200,000 from Mr. Blake at an annual interest rate of 6.53%. This loan was repaid on July 17, 1997.

      William Kearns, Jr., a Director of the Company, is a senior consultant to ING Baring Furman Selz LLC, one of the underwriters. ING Baring Furman Selz, LLC is also a client of Kearns Consulting Corp., a subsidiary of W.M. Kearns & Company, Inc., of which Mr. Kearns is the sole owner.

      In May 1998, the Company and Cogent Securities LLC established China Electronics Holdings, LLC, the entity that owns 100% of the outstanding stock of TDI China. The Company has a 75% membership interest in China Electronics Holdings, LLC. Richard Huo, the Vice President of TDI China, is a principal of Cogent Securities LLC.

      Bernard Silver, a Director of the Company, is a senior partner of Druckman and Hill, LLP, the former auditors of the Company. During fiscal years 1996, 1997 and 1998, Druckman and Hill, LLP billed $118,044, $183,836 and $303,111, respectively, in fees from the Company.

      James Clark, a Director of the Company, is a partner of Peterpaul, Clark, Corcoran & Costello, a New Jersey law firm that handles labor relations on behalf of the Company.

INDEBTEDNESS OF MANAGEMENT

      Over the last three fiscal years, the Company has granted options to Directors and certain executive officers pursuant to a stock incentive plan. Certain of such Directors and executive officers have borrowed money from the Company to exercise these options and purchase shares of the Company's Common Stock. None of such loans are currently outstanding other than as discussed below.

      In fiscal 1998, Robert Smolinski, a Director and the President and Chief Operating Officer of the Company, borrowed funds from the Company at an annual interest rate of 8%. Such funds were used to purchase shares of the Company's Common Stock pursuant to stock options granted to Mr. Smolinski. The highest aggregate amount of such indebtedness outstanding during fiscal 1998 was $65,000. At August 1, 1998, approximately $62,000 was outstanding on such loan.

      In fiscal 1998, Bernard Silver, a Director of the Company, borrowed money from the Company at an annual interest rate of 8% to be used in the purchase of shares of the Company's Common Stock pursuant to stock options granted by the Company. The largest aggregate amount of such indebtedness outstanding during fiscal 1998 was $75,000. At September 3, 1998 approximately $75,000 was outstanding on such loan.

      The Company believes that the above transactions were or are on terms no less favorable to the Company than could have been obtained in transactions with independent third parties. All future transactions between the Company and its officers, directors, principal shareholders or their respective affiliates, will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties.

FUTURE TRANSACTIONS

      The Company has implemented a policy requiring that any material transaction with a party affiliated with the Company must be approved by a majority of the directors of the Board not interested in such transaction who must determine that the terms of any such transaction are no less favorable to the Company than those that could be obtained from an unrelated third party.

                       PRINCIPAL AND SELLING SHAREHOLDERS

      As of          1998, there were approximately      record holders of
Common Stock. The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of , 1998 by
(i) each person known by the Company to own beneficially more than 5% of such Common Stock, (ii) each named executive officer and director, (iii) directors and executive officers as a group and (iv) each Selling Shareholder.


                                                     AMOUNT AND NATURE OF                            AMOUNT AND NATURE OF
                                                     BENEFICIAL OWNERSHIP                            BENEFICIAL OWNERSHIP
     NAME AND ADDRESS OF BENEFICIAL OWNERS          BEFORE THE OFFERING(1)                           AFTER THE OFFERING(1)
     -------------------------------------          ----------------------                           ---------------------
                                                                                 SHARES OF COMMON
                                                    SHARES          PERCENT        STOCK OFFERED     SHARES       PERCENT
                                                    ------          -------        -------------     ------       -------
Richard F. Blake..............................
James B. Clark................................
George M. Duff Jr.............................
William M. Kearns Jr..........................
Richard Lehane ...............................                          *
Bernard N. Silver.............................                          *
Robert H. Smolinski...........................
James M. Feely................................                          *
Norman R. Wolf III............................
Richard H. Dunn...............................
Alex Rokhvarg.................................
David Fisk....................................
Gary J. Mulcahy...............................                          *
Martin O'Donnell..............................                          *
Arthur J. Petitt..............................                          *
Paul Barlock..................................                          *
Jack E. Schuss (2)............................
James A. Gilson...............................
EMC Corporation...............................
The SC Fundamental Value Fund, L.P............
[Selling Shareholders.........................
Directors and officers as a group.............


------------------


*     Less than 1%.

(1)   Gives effect to the consummation of the Offering. Percentage ownership is
      based on        shares of Common Stock outstanding before the Offering and shares of Common Stock outstanding after the Offering.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 50 million shares of Common Stock, par value $0.10 per share, and five million shares of Preferred Stock that may be issued in one or more series. Immediately following completion of the Offering, an aggregate of 11,306,800 shares of Common Stock will be issued and outstanding (or shares if the Underwriters exercise their over-allotment option in full) and no shares of Preferred Stock will be issued and outstanding. This amount does not include a total of 770,000 shares that may be purchased by certain officers, key employees and consultants the Company pursuant to the Plan. See "Management--Stock Incentive Plan."

         The following description of the Company's capital stock is a summary of the material terms of such stock. It does not purport to be complete and is subject in all respects to the provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-Laws (the "By-Laws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part and to applicable New Jersey law.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of Common Stock do not have cumulative voting rights in the election of directors. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of unpaid dividends and preferential rights of any outstanding Preferred Stock. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. Shares of Common Stock shall be transferred only on the books of the Company by the holder thereof in person or by his attorney, upon surrender to the Company or a duly appointed transfer agent of the certificate or certificates properly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of the Offering will be, duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

         The Board is authorized to issue the Preferred Stock in one or more series and to fix the designation, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, sinking fund provisions, terms of redemption, redemption prices, liquidation preferences, conversion rights and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. Holders of Preferred Stock will have certain preferential rights over holders of Common Stock with respect to certain terms, including dividends, liquidation, dissolution and winding up. Holders of the Preferred Stock generally are not entitled to vote on any matter submitted to shareholders, except with respect to certain circumstances, such as the right to elect two Directors if payment of dividends on Preferred Stock or mandatory sinking fund payments are in arrears. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company without further action of the shareholders. The issuance of Preferred Stock with conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Board of Directors could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority of the shareholders might believe to be in their best interest or in which shareholders might receive a premium for their stock over the then market price of such stock. See "--Possible Anti-Takeover Effect of Certain Charter Provisions."

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

         Provisions of the Certificate of Incorporation and the By-Laws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest including those attempts that might result in a premium over the market price for the shares held by shareholders.

         Classified Board of Directors. The Certificate of Incorporation provides that the Board will be divided into three groups of directors, with the groups to be as nearly equal in number as possible. As a result, approximately one-third of the Board will be elected each year. The classification of Directors will have the effect of making it more difficult for shareholders to change the composition of the Board. The Certificate of Incorporation provides that the number of Directors will be fixed from time to time exclusively pursuant to a resolution adopted by Directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Board, but must consist of not more than ten nor less than three directors. In addition, the By-Laws provide that unless the Board otherwise determines, any vacancies will be filled by a non-shareholder of the Company only by the affirmative vote of a majority of the remaining Directors, though less than a quorum.

         With a classified Board, at least two annual meetings of shareholders, generally will be required to effect a change in a majority of the members of the Board of Directors. As a result, the classification of the Board may discourage proxy contests for the election of Directors, unsolicited tender offers or purchases of a substantial block of the Common Stock because it could prevent a potential acquiror from obtaining control of the Board in a relatively short period of time.

         Removal of Directors. Under New Jersey law, unless otherwise provided in the Certificate of Incorporation, directors serving on a classified board may be removed by the shareholders only for cause. In addition, the Certificate of Incorporation and the Bylaws provide that Directors may be removed only for cause and, where no cause exists, only upon the affirmative vote of holders of at least two-thirds of the voting power of all the then-outstanding shares entitled to vote generally in the election of Directors ("Voting Stock"), voting together as a single class. This provision delays shareholders who do not agree with the policies of the Board from replacing Directors, unless they can demonstrate that the Directors should be removed for cause and obtain the requisite vote. Such delay may help ensure that the Board, if confronted with a proxy contest or an unsolicited proposal for an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes is the best interest of the Company and its shareholders.

         Filling Vacancies on the Board. The Certificate of Incorporation provides that, subject to the rights of holders of any shares of Preferred Stock, any vacancy on the Board that results from an increase in the number of Directors may be filled only by a majority of the Directors then in office, provided that a quorum is present, and any other vacancy may be filled by a majority of the Directors then in office, even if less than a quorum, or by the sole remaining Director. Accordingly, these provisions could temporarily prevent any shareholder from obtaining majority representation on the Board by enlarging the Board and filling the new directorships with its own nominees.

         Action by Shareholders. The Certificate of Incorporation and the By-Laws provide that, subject to the rights of any holders of Preferred Stock to elect additional Directors under specified circumstances, shareholder action can be taken only at an annual or special meeting of shareholders and may not be taken by written consent in lieu of a meeting. The By-Laws provide that special meetings of shareholders can be called only by the Chairman of the Board or a majority of Directors. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company. The provisions of the Certificate of Incorporation prohibiting action by written consent without a meeting and the provisions of the By-Laws governing the calling of and matters considered at special meetings may have the effect of delaying consideration of a shareholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of Directors from using the written consent procedure to take shareholder action and from taking action by written consent without giving all the shareholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action at a meeting. See "Risk Factors--Possible Anti-Takeover Effect of Certain Charter Provisions."

CERTAIN PROVISIONS OF NEW JERSEY LAW

         The Company is a New Jersey corporation and is subject to Section 14A:10A of the New Jersey Business Corporation Act (the "NJBCL"). In general,
Section 14A:10A prevents an "interested shareholder" (defined generally as a person owning 10% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined therein) unless before such person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination. Without advance approval, such interested shareholder is prohibited from effecting any business combination for a period of five years, at the conclusion of which, such business combination requires the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested shareholders or payment of a formula price as set forth in Section 14A:10A.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

         The Certificate of Incorporation provides that to the fullest extent permitted by the NJBCL, a Director shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a Director. Under the NJBCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any shareholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty or care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

         The Company has entered into agreements with each of the directors, executive officers and certain other officers of the Company pursuant to which the Company has agreed to indemnify such director or officers from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of his or her capacity as a director, officer, employee and/or agent of the Company or any other corporation of which such person is a director or officer at the request of the Company to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

TRANSFER AGENT OR REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is        .

LISTING

         Prior to the Offering, there had not been a public trading market for the Common Stock. The Company will file an application to list the Common Stock on the New York Stock Exchange ("NYSE") upon notice of issuance, under the symbol "TDV."

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon the consummation of the Offering, the Company will have outstanding 11,306,800 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option). 770,000 shares will be subject to options under the Plan. All of the shares of Common Stock sold in the Offering will be freely tradeable under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined under the Securities Act. Upon expiration of lock-up agreements between the Underwriters, all Selling Shareholders, directors and executive officers and substantially all the shareholders, which will occur 180 days after the date of this Prospectus (the "Effective Date"), shares of Common Stock owned by these shareholders (the "Restricted Shares") will become eligible for sale, subject to compliance with Rule 144 of the Securities Act as described below.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of
Common Stock then-outstanding (approximately            shares immediately after
the Offering) or (ii) the average weekly trading volume of the Company's Common Stock on the NYSE during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission. Substantially all of the Restricted Shares have been held for over one year. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations and requirements described above.

         The Company, and its officers, directors and substantially all its current shareholders have agreed with the Underwriters that until 180 days after the Effective Date not to directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of the Common Stock, or cause a registration statement covering any shares of Common Stock to be filed, without prior written consent of ING Baring Furman Selz LLC, subject to certain limited exceptions. The Company has also agreed not to directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of the Common Stock or cause a registration statement covering any shares of Common Stock to be filed, for a period of 180 days after the Effective Date, without the prior written consent of ING Baring Furman Selz LLC, subject to certain limited exceptions including grants or options pursuant to, and issuance of shares of Common Stock upon exercise of options under, the Plan. The lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of ING Baring Furman Selz LLC. See "Risk Factors--Effect on Market Price of Common Stock of Shares Eligible for Future Sale."

         The Company is unable to estimate the number of shares that may be sold in the future by the existing shareholders or the effect, if any, that sales of shares by such shareholders will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock by such shareholders could adversely affect the market price of the Common Stock.

                                  UNDERWRITING

         The underwriters named below (the "Underwriters"), for whom ING Baring Furman Selz LLC and Wheat First Union, a division of Wheat First Securities, Inc., are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting
Agreement (the "Underwriting Agreement") dated           , 1998 between the
Company and the Representatives, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names:

UNDERWRITER                                                NUMBER OF SHARES
-----------                                                ----------------
ING Baring Furman Selz LLC.............................
Wheat First Securities, Inc............................
   Total...............................................


         The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock listed above are subject to the approval of certain legal matters by counsel and various other conditions. The Underwriting Agreement also provides that the Underwriters are committed to purchase all of the shares of Common Stock offered hereby, if any are purchased (except for any shares that may be purchased through exercise of the Underwriters' over-allotment option which may be exercised by the Underwriters in whole or in part).

         The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover of this Prospectus and to certain dealers
at such price less a concession not in excess of $        per share as follows:

         The discounts and commissions to be paid to all dealers in connection
with the Offering is $        .

         After the Offering, the public offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

         Prior to this Offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price has been determined by negotiation between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the Company's present and historical results of operations, the Company's current financial condition, estimates of the business potential and prospects of the Company, the condition of the Company's target market, the experience of the Company's management, the economics of the industry in general, the general condition of the equities market at the time of the Offering and other relevant factors. There can be no assurance that any active trading market will develop for the Common Stock or as to the price at which the Common Stock may trade in the public market from time to time subsequent to the Offering.

         The Company has granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. To the extent the Underwriters exercise the option, each Underwriter will become obligated, subject to certain conditions, to purchase such number of additional shares of Common Stock as is proportionate to such Underwriter's initial commitment to purchase shares from the Company. The Underwriters may exercise such option solely to cover over-allotments, if any, incurred in connection with the sale of shares of Common Stock offered hereby.

         The Underwriting Agreement provides that the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

         All of the Selling Shareholders, the Company's executive officers and directors and certain other shareholders have agreed that, for a period of 180 days after the day on which the Registration Statement becomes effective by order of the Commission, they will not, without the prior written consent of ING Baring Furman Selz LLC, directly or indirectly, offer for sale, sell, contract to sell, or grant any option to sell (including, without limitation, any short sale), pledge, establish an open "put-equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934 (the "Exchange Act"), transfer, assign or otherwise dispose of any shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock, or any option, warrant or other right to acquire such shares, or publicly announce the intention to do any of the foregoing.

         The Representatives have advised the Company that the Underwriters do not intend to confirm sales of Common Stock offered by this Prospectus made to any accounts over which they exercise discretionary authority.

         An application will be made for quotation of the Common Stock on the New York Stock Exchange under the symbol "TDV."

         The foregoing is a brief summary of the provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the form of Underwriting Agreement has been filed as an exhibit to the Registration Statement.

         William Kearns, a Director of the Company, is a senior consultant to ING Baring Furman Selz LLC, one of the Underwriters. Wheat First Union, a division of Wheat First Securities, Inc., one of the Underwriters, is an affiliate of First Union National Bank, which finances substantially all of the Company's debt. A portion of the net proceeds of the Company will be used to repay such debt. "Use of Proceeds."

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Rand, Algeier, Tosti & Woodruff, New Jersey counsel to the Company. Certain other legal matters in connection with the Offering will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.

                                     EXPERTS

         The financial statements of the Company as of and for each of the periods in the three years ended July 31, 1998, included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-1 (together and including all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's regional offices at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center (13th Floor), New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, if approved for listing on the NYSE, upon notice of issuance, the Common Stock, reports and other information concerning the Company may be inspected at the offices of the NYSE.

         The Company is not currently subject to the informational requirements of the Exchange Act. As a result of the Offering, the Company will become subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the Commission. In addition, the Company intends to furnish to its shareholders reports containing consolidated financial statements examined by an independent public accounting firm and other interim reports as it deems appropriate.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                    TRANSISTOR DEVICES, INC. AND SUBSIDIARIES


Report of Arthur Andersen LLP, Independent Public Accountants                       F-2

Consolidated Balance Sheets as of July 27, 1997 and August 1, 1998                  F-3

Consolidated Statements of Income for the Fiscal Years Ended July 28, 1996,
   July 27, 1997 and August 1, 1998                                                 F-4

Consolidated Statements of Stockholders' Equity for the Fiscal Years Ended
   July 28, 1996, July 27, 1997 and August 1, 1998                                  F-6

Consolidated Statements of Cash Flows for the Fiscal Years Ended July 28, 1996,
   July 27, 1997 and August 1, 1998                                                 F-7

Notes to Consolidated Financial Statements                                          F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Transistor Devices, Inc.:


We have audited the accompanying consolidated balance sheets of Transistor Devices, Inc. (a New Jersey corporation) and subsidiaries as of July 27, 1997 and August 1, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years ended July 28, 1996, July 27, 1997 and August 1, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Transistor Devices, Inc. and subsidiaries as of July 27, 1997 and August 1, 1998, and the results of their operations and their cash flows for the fiscal years ended July 28, 1996, July 27, 1997 and August 1, 1998 in conformity with generally accepted accounting principles.

                                          /s/Arthur Andersen LLP
                                          ARTHUR ANDERSEN LLP


Roseland, New Jersey
September 9, 1998

                    TRANSISTOR DEVICES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        (in thousands, except share data)

                                                                                      July 27,           August 1,
                                         ASSETS                                         1997              1998
                                         ------                                         ----              ----
CURRENT ASSETS:
   Cash                                                                               $  1,392         $ 5,375
   Accounts receivable - net of allowance for doubtful accounts of $286
      as of July 27, 1997 and August 1, 1998                                            15,629          17,387
   Inventories                                                                          27,002          28,378
   Prepaid expenses and other current assets                                               334             953
   Deferred tax asset                                                                    2,000           1,693
                                                                                      --------         -------
                Total current assets                                                    46,357          53,786
PROPERTY, PLANT AND EQUIPMENT, net                                                      20,914          20,517
                                                                                      --------         -------
OTHER ASSETS                                                                                 0              99
                                                                                      --------         -------
NET ASSETS OF DISCONTINUED OPERATIONS                                                    1,043               0
                                                                                      --------         -------
                Total assets                                                          $ 68,314         $74,402
                                                                                      ========         =======
                          LIABILITIES AND STOCKHOLDERS' EQUITY
                          ------------------------------------
CURRENT LIABILITIES:
   Current portion of long-term debt                                                  $ 10,069         $ 1,648
   Accounts payable                                                                     10,239           7,108
   Accrued expenses                                                                      6,805           7,446
   Taxes payable                                                                           978           3,805
                                                                                      --------         -------
                Total current liabilities                                               28,091          20,007
                                                                                      --------         -------
LONG-TERM DEBT, less current maturities                                                  8,158           8,356
                                                                                      --------         -------
DEFERRED TAX LIABILITY                                                                     194             177
                                                                                      --------         -------
OTHER LIABILITIES                                                                          563               0
                                                                                      --------         -------
MINORITY INTEREST                                                                            0              10
                                                                                      --------         -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
   Common stock, $.10 par value, 250,000 shares authorized, 111,407 and 91,568 issued and 82,001 and 91,568 outstanding as of July 27, 1997
     and August 1, 1998, respectively                                                       11               9
   Additional paid-in capital                                                              717           3,990
   Treasury stock, at cost, 29,406 and 0 shares at July 27, 1997 and
     August 1, 1998, respectively                                                       (2,378)              0
   Retained earnings                                                                    32,958          41,853
                                                                                      --------         -------

                Total stockholders' equity                                              31,308          45,852
                                                                                      --------         -------

                Total liabilities and stockholders' equity                            $ 68,314         $74,402
                                                                                      ========         =======

                  The accompanying notes are an integral part
                     of these consolidated balance sheets.

                    TRANSISTOR DEVICES, INC. AND SUBSIDIARIES


                        CONSOLIDATED STATEMENTS OF INCOME

                        (in thousands, except share data)

                                                                                                    Fiscal Years Ended
                                                                                       --------------------------------------------
                                                                                       July 28,          July 27,          August 1,
                                                                                         1996              1997              1998
                                                                                       --------         ---------         ---------
SALES                                                                                  $ 80,277         $ 102,711         $ 115,653

COST OF GOODS SOLD                                                                       54,265            75,819            78,741
                                                                                       --------         ---------         ---------
              Gross profit on sales                                                      26,012            26,892            36,912
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                              9,368            12,906            16,061

RESEARCH AND DEVELOPMENT EXPENSES                                                         3,148             3,113             4,140
                                                                                       --------         ---------         ---------
              Operating income                                                           13,496            10,873            16,711

INTEREST EXPENSE                                                                            821             1,265             1,412

INTEREST INCOME                                                                              (9)              (76)              (54)

OTHER EXPENSE (INCOME)                                                                      124             2,272              (368)
                                                                                       --------         ---------         ---------

              Income from continuing operations before
                provision for income taxes and minority interest                         12,560             7,412            15,721

PROVISION FOR INCOME TAXES                                                                5,117             3,020             6,511
                                                                                       --------         ---------         ---------

                Income before minority interest                                           7,443             4,392             9,210
                                                                                       --------         ---------         ---------

MINORITY INTEREST IN NET LOSS OF CONSOLIDATED SUBSIDIARY
                                                                                              0                 0                15
                                                                                       --------         ---------         ---------

              Income from continuing operations                                           7,443             4,392             9,225
                                                                                       --------         ---------         ---------

DISCONTINUED OPERATIONS:
   Loss from operations of the discontinued Florida Division (net of income tax
     benefit of $638, $143 and $0, respectively)                                            924               207                 0

   Loss (gain) on disposal of the Florida division including operating losses during phase-out period (net of income tax benefit (expense) of $225 and
     ($80) for the fiscal years ended July 27, 1997 and August 1,
     1998, respectively)                                                                      0               325              (119)
                                                                                       --------         ---------         ---------
              Total discontinued operations                                                 924               532              (119)
                                                                                       --------         ---------         ---------
              Net income                                                               $  6,519         $   3,860         $   9,344
                                                                                       ========         =========         =========

                                                                                  Fiscal Years Ended
                                                                       ----------------------------------------------
                                                                        July 28,           July 27,         August 1,
                                                                          1996              1997              1998
                                                                       ----------        ----------        ----------
EARNINGS PER SHARE OF COMMON STOCK (BASED ON WEIGHTED
   AVERAGE NUMBER OF SHARES OUTSTANDING):

     Basic-
       Income from continuing operations                               $    89.63        $    53.66        $   103.73
       Loss from discontinued operations                                    11.13              2.53                 0
       Loss (gain) on disposal of the Florida Division                          0              3.97             (1.34)
                                                                       ----------        ----------        ----------

              Net income                                               $    78.50        $    47.16        $   105.07
                                                                       ==========        ==========        ==========

       Weighted average shares outstanding                                 83,042            81,854            88,934
                                                                       ==========        ==========        ==========

     Diluted-
       Income from continuing operations                               $    88.92        $    51.88        $   102.14
       Loss from discontinued operations                                    11.04              2.45                 0
       Loss (gain) on disposal of the Florida Division                          0              3.84             (1.31)
                                                                       ----------        ----------        ----------

              Net income                                               $    77.88        $    45.59        $   103.45
                                                                       ==========        ==========        ==========

       Weighted average shares outstanding                                 83,704            84,660            90,321
                                                                       ==========        ==========        ==========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TRANSISTOR DEVICES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                        (in thousands, except share data)


                                                                                 Additional                              Total
                                                                      Common      Paid-In      Treasury    Retained    Stockholders'
                                                                       Stock      Capital       Stock       Earnings      Equity
                                                                        ----      -------      -------      --------      --------
BALANCE AS OF JULY 30, 1995                                             $ 11      $   614      ($1,649)     $ 23,321      $ 22,297

   Net income                                                              0            0            0         6,519         6,519
   Common stock dividends, $4.00 per share                                 0            0            0          (333)         (333)
   Proceeds from exercise of stock options                                 0           34            0             0            34
   Repurchase of 3,643 shares of treasury stock                            0            0         (729)            0          (729)
                                                                        ----      -------      -------      --------      --------

BALANCE AS OF JULY 28, 1996                                               11          648       (2,378)       29,507        27,788

   Net income                                                              0            0            0         3,860         3,860
   Common stock dividends, $5.00 per share                                 0            0            0          (409)         (409)
   Proceeds from exercise of stock options                                 0           69            0             0            69
                                                                        ----      -------      -------      --------      --------

BALANCE AS OF JULY 27, 1997                                               11          717       (2,378)       32,958        31,308

   Net income                                                              0            0            0         9,344         9,344
   Retirement of treasury stock                                           (3)      (2,375)       2,378             0             0
   Common stock dividends, $5.00 per share                                 0            0            0          (449)         (449)
   Proceed from sale of stock to EMC Corporation                           1        4,999            0             0         5,000
   Proceeds from exercise of stock options and sale of common stock        0          649            0             0           649
                                                                        ----      -------      -------      --------      --------

BALANCE AS OF AUGUST 1, 1998                                            $  9      $ 3,990      $     0      $ 41,853      $ 45,852
                                                                        ====      =======      =======      ========      ========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TRANSISTOR DEVICES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                                                    Fiscal Years Ended
                                                                           -----------------------------------------
                                                                           July 28,        July 27,          August 1,
                                                                             1996             1997             1998
                                                                           -------         --------         --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                              $ 6,519         $  3,860         $  9,344
   Adjustments to reconcile net income to net cash provided by operating activities-
       Minority interest                                                         0                0              (15)
       Depreciation and amortization                                         1,756            2,413            2,957
       Loss (gain) on sale of property, plant and equipment                      0               58             (569)
       Provision for doubtful accounts                                          50              211              289
       Deferred income taxes                                                  (403)            (299)             290
       (Increase) decrease in-
         Accounts receivable                                                (1,151)          (2,256)          (1,953)
         Inventories                                                        (3,043)          (2,682)            (758)
         Prepaid expenses and other assets                                    (193)             126             (616)
         Other assets                                                            0                0              (99)
       Increase (decrease) in-
         Accounts payable                                                      797            3,764           (3,131)
         Accrued expenses                                                      602              693              636
         Accrued income taxes                                                 (211)            (342)           2,835
         Other liabilities                                                       0              563             (563)
                                                                           -------         --------         --------

                Net cash provided by operating activities                    4,723            6,109            8,647
                                                                           -------         --------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant and equipment                                (6,189)         (12,000)          (3,689)
   Proceeds from sale of property, plant and equipment                          26              396            2,895
                                                                           -------         --------         --------

                Net cash used in investing activities                       (6,163)         (11,604)            (794)
                                                                           -------         --------         --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments of debt                                                       (3,023)          (4,868)         (11,898)
   Proceeds from debt                                                        5,500           11,580            2,803
   Dividends paid                                                             (333)            (409)            (449)
   Purchase of treasury stock                                                 (729)               0                0
   Proceeds from sale of common stock and exercise of stock options             34               69            5,649
   Proceeds from minority interest                                               0                0               25
                                                                           -------         --------         --------

                Net cash provided by (used in) financing activities          1,449            6,372           (3,870)
                                                                           -------         --------         --------

                Net increase in cash                                             9              877            3,983

CASH, beginning of period                                                      506              515            1,392
                                                                           -------         --------         --------

CASH, end of period                                                        $   515         $  1,392         $  5,375
                                                                           =======         ========         ========

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid for-
       Interest                                                                817            1,171         $  1,474
       Income taxes                                                          5,094            3,282            3,420
                                                                           =======         ========         ========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                    TRANSISTOR DEVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        (in thousands, except share data)



(1)   DESCRIPTION OF THE BUSINESS:

         The consolidated financial statements include the accounts of Transistor Devices, Inc., (the "Company"), its wholly-owned subsidiaries Telecommunications Power Systems, Inc., Transistor Devices Europe Limited, and TDI Foreign Sales Corporation, and its 75% subsidiary China Electronics Holdings, L.L.C. All significant intercompany accounts and transactions have been eliminated in consolidation.

         The Company, incorporated in the State of New Jersey, is a leading designer and manufacturer of electronic power supplies and power systems focused on premium and niche segments of the broadly based power industry.

         On March 20, 1998, the Company and a partner entered into a joint venture, China Electronics Holdings, L.L.C., whereby the Company is the controlling shareholder with a 75% interest. In connection with the joint venture, TDI contributed $75,000 and the joint venture partner contributed $25,000.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      Fiscal Year-

         The Company's fiscal year ends on the Saturday nearest to July 31st. The fiscal years for the consolidated financial statements presented ended July 28, 1996, July 27, 1997 and August 1, 1998.

      Use of Estimates-

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The Company provides an allowance for doubtful accounts which is based upon a specific review of certain outstanding receivables, as well as historical collection of information. In determining the amount of the allowance, management is required to make certain estimates and assumptions regarding the timing and amount of collection. Actual results could differ from those estimates.

         The Company generally warrants its products for a period of 12 to 24 months from shipment. Estimated product warranty costs are accrued at the time of sale based on historical warranty experience and are adjusted as required to reflect subsequent experience. In determining the amount of the warranty reserve, management is required to make certain estimates and assumptions. Actual results could differ from those estimates.

       Revenue Recognition-

         Revenues are recognized when products are shipped to the customer.

       Inventories-

         Inventories are stated at the lower of cost (weighted average) or market.

       Property, Plant and Equipment-

         Property, plant and equipment are stated at cost. Major renewals and improvements are capitalized while maintenance and repairs are expensed when incurred. Depreciation is computed over the estimated useful lives (3 to 40 years) of depreciable assets using the straight-line method. The cost and accumulated depreciation for property, plant and equipment sold, retired, or otherwise disposed of are relieved from the accounts, and the corresponding gain or loss is reflected in other expense (income).

       Research and Development-

         Research and development costs consist of expenditures incurred during the course of planned research and investigation aimed at discovery of new knowledge which will be useful in developing new products or processes. The Company expenses all research and development costs as incurred.

       Long-Lived Assets-

         During 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." ("SFAS 121"). SFAS 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment of long-lived assets exists if, at a minimum, the future expected cash flows (undiscounted and without interest charges) from an entity's operations are less than the carrying value of these assets. As a result of its review, the Company does not believe any impairment exists in the recoverability of its long-lived assets.

       Income Taxes-

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

       Interest Rate Swap Agreements-

         The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure. The agreements have the effect of converting certain of the Company's variable rate obligations to fixed rate obligations. As of August 1, 1998 variable rates ranging from 6.82% to 6.92% were converted to fixed rates of 7.96% to 8.62%. Net amounts paid or received are reflected as adjustments to interest expense.

       Stock Based Compensation-

         During 1997, the Company adopted the provisions of Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires that an entity account for employee and director stock compensation under a fair value based method. However, SFAS 123 also allows an entity to continue to measure compensation cost for employee and director stock-based compensation using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Entities electing to remain with the accounting under Opinion 25 are required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting under SFAS 123 had been applied (See Note 11). The Company will continue to account for employee and director stock-based compensation under Opinion 25 and will make the pro forma disclosures required under SFAS 123.

       Effects of Recent Accounting Pronouncements

         In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and presenting information on comprehensive income and its components (revenues, expenses, gains, losses and currency translation adjustments) in the financial statements. Also in June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective beginning in fiscal 1999. This statement revises standards for public companies to report financial and descriptive information about reportable operating segments and certain other geographic information. The Company is evaluating methods for adoption of these statements, if necessary, and currently does not expect these new pronouncements to have a material impact on its consolidated financial statements.

       Cash And Cash Equivalents-

         For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

       Fair Value of Financial Instruments-

         The carrying amount of the Company's financial instruments approximate fair value, as follows: (a) cash and cash equivalents, based on the short-term nature of these financial instruments and (b) accounts receivable and payables based on the allowances to give effect to the allowance for doubtful accounts and based on the short-term nature of these financial instruments.

         There are no quoted market prices for the Company's bank borrowings and other long-term liabilities and a reasonable estimate could not be made without incurring excessive costs. However, in management's opinion, these financial instruments approximate fair value based upon their interest rates which are based on existing market conditions.

       Foreign Currency Translation-

         All assets and liabilities of the foreign subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates during the fiscal year. The resulting translation adjustments are recorded as a component of stockholders' equity. No adjustment is reflected in the accompanying consolidated financial statements since the amount is immaterial.

       Earnings Per Share-

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share", ("SFAS 128") which requires the presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS"). Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period adjusted to reflect potentially dilutive securities.

(3)  EARNINGS PER SHARE:

         In accordance with SFAS 128, the following table reconciles income and share amounts used to calculate basic earnings per share and diluted earnings per share-

                                                                       Fiscal Years Ended
                                                               -------------------------------------
                                                               July 28,       July 27,       August 1,
                                                                  1996           1997           1998
                                                                -------        -------        -------
         Numerator:
           Net income                                           $ 6,519        $ 3,860        $ 9,344

         Denominator:
           Weighted average number of common shares
              outstanding - Basic                                83,042         81,854         88,934
           Incremental shares for assumed conversions of
              options                                               662          2,806          1,387
           Weighted average common and common
              equivalent shares outstanding - Diluted            83,704         84,660         90,321

         Earnings per share - Basic                             $ 78.50        $ 47.16        $105.07

         Earnings per share - Diluted                           $ 77.88        $ 45.59        $103.45

(4)  INVENTORIES:

         The composition of inventories are as follows-

                                July 27,      August 1,
                                  1997           1998
                                -------        -------
         Raw materials          $11,958        $13,180
         Work-in-process         11,348         11,277
         Finished goods           3,696          3,921
                                -------        -------
                                $27,002        $28,378
                                =======        =======

         The Company has financing arrangements with certain of its customers whereby the customers advance payments in connection with the purchase of merchandise to be used in the production of the customer's order. To the extent of these deposits, the customers have a lien on the Company's inventories. Deposits from customers as of July 27, 1997 and August 1, 1998 totaled approximately $82 and $75, respectively and are included in accrued liabilities in the accompanying consolidated balance sheets.

(5)  PROPERTY, PLANT AND EQUIPMENT:

       Property, plant and equipment consist of the following-

                                                     July 27,         August 1,
                                                      1997             1998
                                                    --------         --------
         Land                                       $    985         $    868
         Buildings                                     6,416            5,901
         Building and leasehold improvements          10,225           10,483
         Machinery & equipment                        16,962           19,125
         Vehicles                                        516              637
         Furniture & fixtures                          1,278            1,489
         Construction-in-progress                          0               79
                                                    --------         --------
                                                      36,382           38,582
         Less - Accumulated Depreciation             (15,468)         (18,065)
                                                    --------         --------
                                                    $ 20,914         $ 20,517
                                                    ========         ========

(6) LONG-TERM DEBT:

       Long-term debt consists of the following-

                                                                                       July 27,       August 1,
                                                                                         1997           1998
                                                                                         ----           ----
         Variable-rate revolving credit agreement maturing in October 1999. The effective interest rate was 7.18% at July 27, 1997 and 7.41% at August
           1, 1998                                                                       $7,488        $2,000

         Variable-rate term loan agreement due July 2003, payable in monthly installments of $14 plus interest. The effective interest rate was
           6.84% at July 27, 1997 and 6.82% at August 1, 1998 based on LIBOR plus
           1.15%                                                                          1,007           825

                                                                                         July 27,          August 1,
                                                                                           1997              1998
                                                                                           ----              ----
         6.35% Fixed-rate term loan agreement payable in monthly installments of
          $33 plus interest, due April 1999                                              $    700         $    267

         8.80% Fixed-rate term loan agreement payable in monthly installments of
           $24 plus interest, due January 2002                                               1,286              976

         Variable-rate term loan agreement due in April 2002, payable in monthly installments of $58 plus interest. The effective interest rate was
           6.94% at July 27, 1997 and 6.92% at August 1, 1998 based on LIBOR plus
           1.25%                                                                             3,325            2,566

         Variable-rate term loan agreement due in October 1997. Interest was payable monthly at an effective rate of 6.84% at July 27, 1997 based on
           LIBOR plus 1.15%. The note was repaid in October 1997                               800                0

         Variable-rate mortgage due July 2003, payable in varying monthly principal installments averaging $7 plus interest with a balloon payment of $1,408 due at maturity. The effective interest rate was
           6.94% at July 27, 1997 and 6.92% at August 1, 1998 based on LIBOR plus
           1.25%                                                                             1,956            1,876

         8.75% Fixed-rate mortgage payable in monthly installments of $8 plus
           interest with a balloon payment of $325 due May 2002                                800              692

         Variable-rate mortgage due April 2004, payable in monthly installments of
           $5 plus interest with a balloon payment due upon maturity of $474. The effective interest rate was 6.94% at July 27, 1997, and 6.92% at August
           1, 1998 based on LIBOR plus 1.25%                                                   865              802
                                                                                          --------         --------
                                                                                            18,227           10,004
           Less: Current portion                                                           (10,069)          (1,648)
                                                                                          --------         --------
                                                                                          $  8,158         $  8,356
                                                                                          ========         ========

         On July 1, 1996, the Company entered into a variable-rate $7,500 revolving credit agreement with a bank. Interest rates vary and are based on either the London Interbank Offered Rate ("LIBOR") plus 1.05% or the bank's prime rate, selected by the Company. On August 1, 1997, the revolving credit agreement was amended and restated to increase the revolver to $10,500.

         As of August 1, 1998, borrowings were secured by substantially all of the assets of the Company and its wholly-owned U.S. subsidiary, except for inventories.

         Certain of the Company's debt obligations are subject to covenants including, but not limited to, certain provisions which (i) restrict the Company's ability to make capital expenditures, (ii) limit the payment of dividends or other distributions to certain parties, and
         (iii) limit the amount of lease payments due in one fiscal year (iv) limit the ability to incur, create or assume indebtedness, and (v) limit the ability to convey, lease, sell, transfer or assign any assets except in the ordinary course of business. Additionally, the agreements contain certain financial covenants including minimum tangible net worth, working capital, debt service coverage ratio, and debt to equity ratio.

         The Company is cross-collateralized on all secured notes, mortgages and extensions of credit now and hereafter outstanding with the Company's bank. It is also cross-defaulted on all loans and agreements with the Company's bank.

         The maturities of long-term debt as of August 1, 1998 are as follows-

         1999                                         $1,648
         2000                                          3,400
         2001                                          1,409
         2002                                          1,399
         2003                                          1,737
         Thereafter                                      411
                                                     -------
                         Total                       $10,004
                                                     =======

(7)   INCOME TAXES:

         The components of the provision for income taxes are summarized as follows-

                                         Fiscal Year Ended
                               --------------------------------------
                                July 28,        July 27,       August 1,
                                 1996            1997           1998
                               -------         -------         ------
         Current               $ 5,520         $ 3,319         $6,221
         Deferred                 (403)           (299)           290
                               -------         -------         ------
                  Total        $ 5,117         $ 3,020         $6,511
                               =======         =======         ======

         The following table indicates the significant elements contributing to the difference between the Federal statutory rate and the Company's effective tax rate-

                                                            Fiscal Year Ended
                                                  --------------------------------------
                                                  July 28,       July 27,         August 1,
                                                    1996            1997            1998
                                                  ------          ------          ------
         Federal statutory rate                     35.0%           35.0%           35.0%
         State taxes net of federal effect           5.9             5.9             5.9
         Other                                      (0.2)           (0.2)           (0.5)
                                                  ------          ------          ------
                                                    40.7%           40.7%           41.4%
                                                  ======          ======          ======

         Deferred income taxes represent the tax effect of the difference between tax bases of assets and liabilities. The major components of deferred tax assets and liabilities as of July 27, 1997 and August 1, 1998 are as follows-

                                                   July 27,        August 1,
                                                     1997            1998
                                                   -------         -------
         Deferred tax asset:
           Bad debt reserve                        $   126         $   126
           Vacation accrual                            698             724
           Warranty reserve                            565             686
           Bonus accrual                               472               0
           Unicap                                      139             157
                                                   -------         -------
                  Net asset                          2,000           1,693

         Deferred tax liability:
           Depreciation                               (194)           (177)
                                                   -------         -------
                  Total deferred taxes, net        $ 1,806         $ 1,516
                                                   =======         =======

(8)  ACCRUED EXPENSES:

         Accrued expenses are comprised of the following-

                                       July 27,      August 1,
                                        1997          1998
                                       ------        ------
         Accrued payroll               $1,405        $2,091
         Accrued vacation               1,589         1,646
         Accrued warranty               1,283         1,558
         Other accrued expenses         2,528         2,151
                                       ------        ------
                                       $6,805        $7,446
                                       ======        ======

 (9) COMMITMENTS AND CONTINGENCIES:

      Self-insured Medical Plan-

         The Company funds a self-insured medical plan for certain employees administered through CIGNA. The accompanying consolidated balance sheets include $435 and $489 of self-insurance reserves at July 27, 1997 and August 1, 1998, respectively. These reserves are established by management based upon specific review of open claims, with consideration of incurred but not reported claims as of the balance sheet date. Actual results could differ from these reserve amounts.

      Operating Leases-

         The Company leases office and manufacturing space under noncancellable operating leases which expire at various dates through October 2003. The leases contain escalation clauses for real estate taxes and utilities.

         Following are future minimum base rents under these operating leases for the fiscal years ending-

           1999                         $439
           2000                          394
           2001                          371
           2002                          324
           2003                          220

         Rent expense charged against operations approximated $252, $367 and $565 for the fiscal years 1996, 1997, 1998, respectively.

       Litigation-

         On March 7, 1997, the United States District Court for the Northern District of Florida granted an involuntary judgement of acquittal in favor of the Company and four individual defendants, who were indicted in October of 1996 for failure to manufacture its products in accordance with government standards and inspection procedures. The criminal charges filed by the Government against the Company were resolved completely with no conditions attached to the judgement of acquittal. In a separate civil action which had previously been stayed, the United States elected to sue for civil fraud. In November 1997, the Company settled the civil charges in order to avoid the cost of litigation. The settlement involves the payment of $929 by the Company to the United States of which $563 is payable subsequent to fiscal 1998 year-end. Accordingly a provision for litigation settlement of $929 has been charged to operations and is included in other expense in the accompanying 1997 consolidated statement of income and $563 is included in other liabilities in the accompanying July 27, 1997 balance sheet. Additionally, the Company incurred legal fees of approximately $1,292 during fiscal 1997 related to this litigation which are included in other expense. In July, 1998, the liability of $563 was paid in full.

         The Company is not a party to any other pending legal proceedings or environmental actions that management believes will have a material adverse effect on its consolidated financial statements.

(10)   DISCONTINUED OPERATIONS:

         On September 20, 1996, the Company's Board of Directors adopted a formal plan to sell the Florida Division. The Florida Division was engaged in the manufacture of military power systems in Florida and was discontinued due to the sharp reduction in military procurement and the approaching obsolescence of its product line. On December 6, 1996, the Company completed a transaction to dispose of certain assets of the Florida Division. The assets of the Florida Division consisted primarily of inventories, equipment, building and land.

         The net operating losses of these operations prior to September 20, 1996 are included in the consolidated statements of income under "discontinued operations." Revenues from such operations were $529 for the period from July 29, 1996 to September 20, 1996 and $6,337 for the 1996 fiscal year.

         The loss on the disposal of the Florida Division reflected in the consolidated statements of income of $325 (net of income tax benefit of $225) consists of a loss on the disposal of the business and operating losses during the phase-out period from September 20, 1996 to December 6, 1996.

         Except for inventory and a plant carried at estimated net realizable values of $619 and $359, respectively, all significant assets of the operations were disposed of prior to July 27, 1997. The inventory and plant were sold at a gain of $119 (net of income tax expense of $80) during fiscal 1998 which is reflected in the 1998 consolidated statement of income. Additionally, the related mortgage was repaid during fiscal 1998.

         The provision for loss on discontinued operations reflected in the consolidated statements of income includes the writedown of the assets of the Florida Division operations to estimated net realizable values and the estimated costs of disposing of these operations, less expected tax benefits applicable thereto.

(11)   STOCK OPTION PLANS:

         On March 23, 1985, the Company adopted an incentive stock option plan for the issuance of 4,500 shares of common stock. The option plan expires on November 17, 2005. The purchase price is determined by the Board of Directors based on the estimated fair market value of the stock at the date of grant. The options vest immediately upon grant. No options were outstanding as of August 1, 1998.

         Option activity is summarized as follows:

                                                                          Weighted
                                                   Number of               Average
                                                    Options             Exercise Price
                                                     ------                -------
         Options outstanding - July 30, 1995          1,950                 214.78

         Options granted                              3,850                 200.00
         Options expired or cancelled                (1,750)                217.53
         Options exercised                             (175)                200.00
                                                     ------                -------

         Options outstanding - July 28, 1996          3,875                 199.52

         Options expired or cancelled                  (300)                200.00
         Options exercised                             (350)                194.72
                                                     ------                -------

         Options outstanding July 27, 1997            3,225                $200.00

         Options expired or cancelled                  (825)                200.00
         Options exercised                           (2,400)                200.00
                                                     ------                -------

         Options outstanding - August 1, 1998             0                      0
                                                     ======                =======

         Effective February 22, 1996, the Company adopted a non-incentive stock option plan for the outside members of its Board of Directors. The option plan expires on February 22, 2001. The plan provides for the sale of up to 500 shares of common stock. The purchase price of the shares is determined by the Board of Directors based on 75% of their fair market value at the date of the grant. Compensation expense for the difference between the fair market value and the exercise price of the options is immaterial to the financial statements.

         The following five year options have been granted-

                                                                                           Weighted
                                                                   Number of                Average
                                                                    Options              Exercise Price
                                                                    -------              --------------
         Options granted                                               400                   $237.00
                                                                      ----                   -------
         Options outstanding - July 28, 1996 and July 27, 1997         400                    237.00

         Options granted                                               100                    750.00
         Options exercised                                            (500)                   339.60
                                                                      ----                   -------

         Options outstanding - August 1, 1998                            0                         0
                                                                      ====                   =======

         The Company has adopted the provisions of SFAS 123 "Accounting for Stock-Based Compensation." As permitted by the statement, the Company has elected to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized for stock options granted at or above market value. Had the fair value method of accounting been applied to the Company's stock option grants, which requires recognition of compensation cost ratably over the vesting period of the underlying equity instruments, net income for the fiscal years ended 1996, 1997 and 1998 would have been reduced by approximately $52, $66, and $52, respectively. This pro forma impact only takes into account options granted since July 31, 1995, and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period. The average fair value of options granted during the fiscal years ended July 28, 1996 and August 1, 1998 were $97.58 and $284.19, respectively. The fair values were estimated using the Black-Scholes option pricing model based on the weighted average market price at grant date of $232.29 and $750, and a risk free interest rate of 6.5% for the fiscal years ended July 28, 1996 and August 1, 1998, respectively.

(12)   PROFIT SHARING PLAN:

         The Company has a 401(k) savings plan whereby employees may elect to make contributions of 1% to 15% of their salary upon meeting age and service requirements. During fiscal 1996, 1997 and 1998 the Company matched 50%, of the employees' contributions up to a maximum Company contribution of 3% of the employees' base salaries.

         The amount of profit sharing plan expense incurred was $262, $345 and $373 for the fiscal years 1996, 1997 and 1998, respectively, and is included in selling, general and administrative expenses in the consolidated statements of income.

(13)   CONCENTRATION OF CREDIT RISK:

         Approximately 61%, 63% and 64%, of the Company's sales during the fiscal years 1996, 1997 and 1998, respectively, were made to one customer. The total amount due from this customer was approximately $6,610 and $8,436 as of July 27, 1997 and August 1, 1998, respectively.

(14)   SUBSEQUENT EVENT:

         Subsequent to year-end, the Board of Directors approved a dividend of $3.00 per share payable to stockholders of record on September 9, 1998.

         No person has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities by any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.


                                TABLE OF CONTENTS

                                                                      PAGE

Prospectus Summary.....................................................  3
Risk Factors...........................................................  7
Use of Proceeds........................................................ 13
Dividend Policy........................................................ 13
Capitalization......................................................... 14
Dilution............................................................... 15
Selected Financial and Operating Data.................................. 16
Management's Discussion and Analysis of Financial
      Condition and Results of Operations.............................. 18
Business............................................................... 23
Management............................................................. 36
Certain Relationships and Related Transactions......................... 42
Principal and Selling Shareholders..................................... 44
Description of Capital Stock........................................... 45
Shares Eligible for Future Sale........................................ 48
Underwriting........................................................... 49
Legal Matters.......................................................... 50
Experts................................................................ 50
Available Information.................................................. 51
Index to Consolidated Financial Statements...... ...................... F-1



         UNTIL            , 1998 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                3,600,000 SHARES


                         [LOGO TRANSISTOR DEVICES INC.]


                                  COMMON STOCK


                                   PROSPECTUS



                           ING BARING FURMAN SELZ LLC

                                WHEAT FIRST UNION





                                     , 1998

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following is a statement of the expenses payable by the Registrant in connection with issuance and distribution of the securities being registered hereby. All amounts shown are estimates, except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................     18,320

NASD filing fee.............................................          *

NYSE listing fee............................................          *

Printing and engraving expenses.............................          *

Legal fees and expenses.....................................          *

Accounting fees and expenses................................          *

Transfer Agent and Registrar fees and expenses..............          *

Blue sky fees and expenses..................................          *

Miscellaneous...............................................          *
                                                                 ------
      Total.................................................     $    *

------------------


*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article Eighth of the Registrant's Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the laws of the State of New Jersey, directors and officers of the Registrant will not have personal liability to the Registrant or its shareholders except where liability arises from an act or omission (a) in breach of such person's duty of loyalty to the Registrant and its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in an improper personal benefit to such person.

      Article Eighth also provides that each person who is made (or threatened to be made) party to any pending or threatened civil, criminal, administrative or arbitrative action, suit or proceeding, stemming from such person's role as director or officer of the Registrant, or serving as director, officer, trustee, employee or agent of any partnership, joint venture, employee benefit plan or other entity or enterprise at the Registrant's request, shall be indemnified and held harmless by the Registrant, to the fullest extent permitted by the New Jersey Business Corporation Act (the "NJBCA"), for all reasonable costs and expenses and all amounts paid in satisfaction of settlements, judgments, fines and penalties, incurred in connection with such proceedings and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and assigns; provided, however, that there shall be no indemnification with respect to any settlement of any proceeding unless the Registrant has given its prior consent to such settlement or disposition. This right to indemnification includes the right to be paid by the Registrant the expenses incurred in connection with any proceeding in advance of the final disposition of such proceeding as authorized by the Board of Directors; provided, however, that if the NJBCA so requires, the payment of such expenses shall be made only upon receipt by the Registrant of an undertaking to repay all amounts so advanced unless it shall ultimately be determined that such director or officer is entitled to be indemnified.

      Article Seventh also provides that the right to indemnification is a contract right and gives claimants certain rights with respect to claims for indemnification not paid by the Registrant after 30 days following a written request. Finally, Article Seventh provides that the right to indemnification and advancement of expenses provided thereby shall not exclude any other rights to which any person may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise.

      Article X of the Registrant's Amended and Restated By-Laws also provide directors and officers with certain rights to indemnity that are substantially similar to the foregoing provisions of Article Seventh of the Amended and Restated Articles of Incorporation.

      Section 14A:3-5 of the NJBCA provides that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct unless the court in which such proceeding was brought determines upon application that the defendant, officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. In any case, a corporation must indemnify an officer or director against expenses (including attorney's fees) to the extent that he has been successful on the merits or otherwise or in defense of any claim or issue.

      The Registrant has a liability insurance policy in effect which covers certain claims against any officer or director of the Registrant by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his capacity as an officer or director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

      Since August 1, 1996, the Registrant sold the following securities without registration under the Securities Act of 1933, as amended (the "Securities Act"). No underwriter was involved in such sales and no underwriting commissions or discounts were paid with respect to any of such sales.

      During fiscal 1998, the Registrant sold 666,600 shares of its then existing common stock (giving effect to a 100-to-1 stock split to be effected in connection with the Offering herein) to EMC Corporation for $5.0 million. The Registrant claims exemption from registration of these sales under Section 4(2) of the Securities Act for transactions not involving a public offering.

      During the past three fiscal years, the Registrant sold shares of its common stock to senior level employees and members of the Registrant's Board of Directors without registration under the Securities Act. The Registrant sold shares to senior level employees as part of its stock incentive program at the then-applicable book value per share. During the fiscal 1996 stock purchase program, the Registrant sold 17,500 shares of its then existing common stock (giving effect to a 100-to-1 stock split) to 3 senior level employees for an aggregate of $35,000. During the fiscal 1997 stock purchase program, the Registrant sold 35,000 shares of its then existing common stock (giving effect to a 100-to-1 stock split) to 3 senior level employees for an aggregate of $68,152. During the fiscal 1998 stock purchase program, the Registrant sold 240,000 shares of its then existing common stock (giving effect to the 100-to-1 stock split) to 16 senior level employees for an aggregate of $480,000. The Registrant also sold 50,000 shares (giving effect to the 100-to-1 stock split) to five directors for an aggregate of $169,800. The Registrant claims exemption from registration of these sales under the Securities Act under Rule 701 for offers and sales pursuant to benefit plans and compensation arrangements.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a) Exhibits.

 EXHIBIT NO.    Description

       *1.1   Form of Underwriting Agreement.

       *3.1   Amended and Restated Articles of Incorporation of the Registrant.

       *3.2   Amended and Restated By-Laws of the Registrant.

       *4.1   Form of Common Stock certificate.

       *5.1 Opinion of Rand, Algeier, Tosti & Woodruff, New Jersey counsel to the Registrant re: legality.

      *11     Statement re: Computation of per share earnings.

      *21.1   Subsidiaries of the Registrant.

       23.1   Consent of Arthur Andersen LLP.

      *23.2   Consent of Rand, Algeier, Tosti & Woodruff (included in Exhibit
              5.1).

       24.1 Powers of Attorney of Directors and Officers of the Registrant (included on signature page of Registration Statement).

      *27     Financial Data Schedule.

-----------

*      To be filed by amendment.

         (b) Financial Statement Schedules.

                  Schedule II       --       Valuation and Qualifying Accounts

         All other schedules are omitted because they are not applicable, or not required, or because the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

         The Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Knolls, State of New Jersey, on the 29th day of September, 1998.



                                    Transistor Devices Inc.


                                    By:   /s/ Richard F. Blake
                                          --------------------
                                    Name:  Richard F. Blake
                                    Title:  Chairman and Chief Executive Officer



                        SIGNATURES AND POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard F. Blake and James M. Feely, and each of them individually, the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby gives and grants to such attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing appropriate, requisite or necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement thereto, has been signed by the following persons in the capacities indicated on the 29th day of September, 1998.


           SIGNATURE                                TITLE

 /s/ Richard F. Blake         Chairman of the Board and Chief Executive Officer
------------------------
     Richard F. Blake


/s/ Robert H. Smolinski       Director, President and Chief Operating Officer
------------------------
    Robert H. Smolinski


/s/ James M. Feely           Vice President, Finance and Chief Financial Officer
-------------------------
    James M. Feely

      SIGNATURE                                   TITLE


/s/ George M. Duff, Jr.                   Secretary and Director
-------------------------
    George M. Duff, Jr.


/s/ James B. Clark                             Director
-------------------------
    James B. Clark


/s/ William M. Kearns, Jr.                     Director
--------------------------
    William M. Kearns, Jr.

                                               Director
--------------------------
    Richard Lehane


/s/ Bernard N. Silver                          Director
--------------------------
    Bernard N. Silver

                              ARTHUR ANDERSEN LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Transistor Devices, Inc.:

We have audited in accordance with generally accepted auditing standards, the financial statements of Transistor Devices, Inc. included in this registration statement and have issued our report thereon dated September 9, 1998. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) of this Registration Statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                                    /s/  Arthur Andersen LLP


Roseland, New Jersey
September 9, 1998

                                                                     SCHEDULE II



                       VALUATION AND QUALIFYING ACCOUNTS
                       ---------------------------------

                        ALLOWANCE FOR DOUBTFUL ACCOUNTS
                        -------------------------------

                                                  Balance at    Charged to                  Balance
                                                   Beginning     Costs and                 at End of
                                                    of Year       Expenses    Deductions     Year
                                                   ----------    ----------   ----------   ---------
For the fiscal year ending July 28, 1996                  $25           $50          $--         $75
For the fiscal year ending July 27, 1997                   75           211           --         286
For the fiscal year ending August 1, 1998                 286           289         (289)        286


                                 EXHIBIT INDEX


                                                                                         SEQUENTIALLY
                                                                                           NUMBERED
EXHIBIT NO.                    Description                                                 PAGES
-----------                    -----------                                               ------------

*1.1          Form of Underwriting Agreement.

*3.1          Amended and Restated Articles of Incorporation of the Registrant.

*3.2          Amended and Restated By-Laws of the Registrant.

*4.1          Form of Common Stock certificate.

*5.1          Opinion of Rand, Algeier, Tosti & Woodruff, New Jersey counsel to the
              Registrant re: legality.

*11           Statement re: Computation of per share earnings.

*21.1         Subsidiaries of the Registrant.

23.1          Consent of Arthur Andersen LLP.

*23.2         Consent of Rand, Algeier, Tosti & Woodruff (included in Exhibit 5.1).

24.1         Powers of Attorney of Directors and Officers of the Registrant
              (included on signature page of Registration Statement).

*27           Financial Data Schedule.

-----------

*      To be filed by amendment.